Exhibit 10.2

CONSTRUCTION LOAN AGREEMENT
THIS CONSTRUCTION LOAN AGREEMENT ("Agreement") is made and entered into effective as of October 20, 2014, by and between IMH GABELLA, LLC, a Delaware limited liability company ("Borrower"), and BANK OF THE OZARKS ("Lender"). For ease of reference the title of the various articles in this Agreement are provided hereinbelow:

Article I	Definition of Terms

Article II	The Loan

Article III	Allocations and Advances

Article IV	Warranties and Representations

Article V	Covenants of Borrower

Article VI	Assignments, Casualty, Condemnation and Reserves

Article VII	Events of Default

Article VIII	Lender's Disclaimers ‑ Borrower's Indemnities

Article IX	Miscellaneous

ARTICLE I
DEFINITION OF TERMS
Section 1.1.    Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:
Acceptable Accounting Standards: GAAP or other sound and accepted accounting standards approved by Lender in writing, applied on a basis consistent with that of previous statements and which completely and accurately disclose the financial condition (including all contingent liabilities) of the party at issue.
Additional Tax Increment Financing Proceeds: The cash from any Economic Incentive Payments, subsequent to any payments with respect to the Initial Tax Increment Financing Proceeds, with respect to the development of the Mortgaged Property, estimated to total TWO MILLION SEVEN HUNDRED SEVENTY-ONE THOUSAND FIVE HUNDRED AND NO/DOLLARS ($2,771,500.00).
Advance: A disbursement by Lender, whether by journal entry, deposit to Borrower's account, check to third party or otherwise of any of the proceeds of the Loan or any insurance proceeds, or Borrower's Deposit.
Affiliate: When used with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower.
Agreement: This Construction Loan Agreement, as the same may from time to time be amended or supplemented.
Allocations: The line items set forth in the Budget for which Advances of Loan proceeds will be made.

Exhibit 10.2

Amortization Commencement Date: As defined in the Note.
Amortizing Principal Reduction Payments: As defined in the Note.
Appraised Value: The fair market value of the Mortgaged Property (or any applicable portion thereof as required hereunder) as indicated by the appraisal prepared by an appraiser designated by Lender, in Lender's sole discretion, and presented and based upon such standards as may be reasonably required by Lender and satisfying the requirements of Section 2.5(b) hereof; provided, however, that (i) Lender shall be entitled to obtain a new or updated appraisal in any instance when the Appraised Value is to be determined hereunder, (ii) the cost of any such new or updated appraisal is to be borne solely by Borrower, and (iii) Appraised Value shall not include any value attributable to the Fontana/Fortino/Retail Mortgage.
Approved NWRA Pledge: As defined in Section 5.34 hereof.
Approved Tenant Lease Form: That certain form of tenant lease agreement which, at such time, has been approved by Lender in writing for use by Borrower in leasing the Improvements.
Approved Tenant Leases: Bona fide Lease agreements with third party resident-tenants, which Lease satisfies the following requirements: (1) is entered into on arms‑length terms consistent with the rental and other terms for similar Leases in the market area of the Land but in any event with a minimum rental rate for a comparable unit as indicated on Exhibit D hereto as such may be updated by Lender from time to time, (2) provides for free rent or other concessions only if the same is consistent with prevailing market conditions for similar properties and, in any case, for no greater than the concessions indicated, if any, on Exhibit D hereto as such may be updated by Lender from time to time, (3) provides for security deposits in reasonable, market amounts, and (4) is entered into on the Approved Tenant Lease Form without material modifications thereto; provided, however, any proposed Lease which does not satisfy the foregoing requirements may still be categorized as an Approved Tenant Lease to the extent Lender has provided express written approval thereto.
Architectural Barrier Laws: Any and all architectural barrier laws, including without limitation, the Americans with Disabilities Act of 1990, P.L. 101‑336, as amended, or any successor thereto.
Assignee: As defined in Section 9.3 hereof.
Borrower's Deposit: Such cash amounts as Lender may deem necessary for Borrower to deposit with it in accordance with the provisions of Section 3.6 of this Agreement.
Budget: The budget which is set forth on Exhibit C attached hereto and incorporated herein by reference.
Business Day: A weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed. Unless otherwise provided, the term "days" when used herein shall mean calendar days.
Cash Flow Reserve: As defined on Exhibit B hereof.
Cash Flow Reserve Initial Termination Date: As defined in Exhibit B hereof.
City Mortgage: The security interest created by a mortgage placed on each of the Fontana Parcel, the Fortino Parcel, and the Retail Parcel by the City of Apple Valley, Minnesota, pursuant to the terms of that certain Amended and Restated Development Assistance Agreement dated August 18, 2014 (as amended from time to time), by and between the City of Apple Valley, Minnesota, the Apple Valley Economic Development Authority, Minnesota, and IMH Special.
Code: The Uniform Commercial Code, as amended from time to time, in effect in the state in which the Mortgaged Property is situated.

Exhibit 10.2

Commencement Date: November 16, 2014.
Completion: The full and complete performance of all work (including all punch list items) required to fully construct and equip the Improvements in accordance with this Agreement, the Plans, all other security agreements and all Legal Requirements.
Completion Date: The earlier of (i) the earliest date Completion is required pursuant to any Lease, and (ii) May 16, 2016, as for the entirety of the Improvements.
Compliance Certificate: A certificate to be furnished to Lender, in the form attached hereto as Exhibit E and made a part hereof for all purposes, certified by the appropriate officer of Borrower pursuant to the applicable provisions of this Agreement, certifying that as of the date thereof, among other things that (i) the Debt Service Coverage Ratio for the applicable period immediately preceding the date of the certificate is in the amount stated in the Compliance Certificate and including such financial documentation or other backup information as may be required by Lender, (ii) no Material Adverse Change has occurred since the date hereof or, if a Material Adverse Change shall have occurred, a specification in detail of the nature and duration of any Material Adverse Change, and (iii) no Event of Default shall have occurred and be continuing or, if any Event of Default shall have occurred and be continuing, a specification in detail of the nature and period of existence thereof and any action taken or proposed to be taken by Borrower to remedy such circumstance.
Constituent Party: Any signatory to this Agreement or any other Loan Document that signs on Borrower's behalf (or on behalf of Guarantor or other specified party) that is a corporation, limited liability company, limited liability partnership, general partnership, limited partnership, joint venture, trust or other type of business association or legal entity.
Construction Account: As defined in Section 5.31 hereof.
Construction Contracts: Collectively, the right, title and interest of Borrower in any and all contracts, subcontracts and agreements, written or oral, between Borrower and any other party, and between parties other than Borrower in any way relating to any restoration, renovation, expansion, repair or construction of all or any portion of the Improvements or the supplying of material (especially fabricated or otherwise), labor, supplies or other services therefor.
Contested Item: Any Imposition, mechanic's or materialman's lien asserted against all or any part of the Mortgaged Property if, and so long as (i) Borrower has notified Lender of same within five (5) days of obtaining knowledge thereof; (ii) Borrower shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement of collection of the same and the sale of the Mortgaged Property or any part thereof to satisfy the same; (iii) Borrower shall have furnished to Lender a cash deposit, or an indemnity bond satisfactory to Lender with a surety satisfactory to Lender, in the amount of such Imposition or lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to ensure payment of the matters under contest and to prevent any sale or forfeiture of the Mortgaged Property or any part thereof; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Imposition or lien claim so determined, together with all costs, interest and penalties which may be payable in connection therewith; (v) the failure to pay such Imposition or lien claim does not constitute a default under any other lien instrument, mortgage or security interest covering or affecting any part of the Mortgaged Property; and (vi) notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay any such Imposition or lien claim notwithstanding such contest, if in the reasonable opinion of Lender the Mortgaged Property shall be in jeopardy or in danger of being forfeited or foreclosed. Lender may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

Exhibit 10.2

Contingency Allocation: As defined in Section 3.5 hereof.
Contractor: Collectively, STONEBRIDGE CONSTRUCTION, INC., a Minnesota corporation, and any Person with whom Borrower contracts for the development, construction and completion of the Improvements or any part thereof.
Contracts: All of the right, title, and interest of Borrower, including equitable rights, in, to, and under any and all: (i) contracts for the purchase and/or sale of all or any portion of the Mortgaged Property, whether such contracts are now or at any time hereafter existing, including but without limitation, any and all earnest money or other deposits escrowed or to be escrowed or letters of credit provided or to be provided by the purchasers under the contracts, including all amendments and supplements to and renewals and extensions of the contracts at any time made, and together with all payments, earnings, income, and profits arising from the sale of all or any portion of the Mortgaged Property or from the contracts and all other sums due or to become due under and pursuant thereto and together with any and all earnest money, security, letters of credit or other deposits under any of the contracts; (ii) contracts, licenses, permits, and rights relating to living unit equivalents or other entitlements with respect to water, wastewater, and other utility services whether executed, granted, or issued by a Person, which are directly or indirectly related to, or connected with, the development, ownership, maintenance or operation of the Mortgaged Property, whether such contracts, licenses, and permits are now or at any time thereafter existing, including without limitation, any and all rights of living unit equivalents or other entitlements with respect to water, wastewater, and other utility services, certificates, licenses, zoning variances, permits, and no-action letters from each Governmental Authority required: (a) to evidence compliance by Borrower and all improvements constructed or to be constructed on the Mortgaged Property with all Legal Requirements applicable to the Mortgaged Property; (b) for the construction and/or development of any improvements on the Mortgaged Property or rehabilitation thereof, if applicable (c) to develop and/or operate the Mortgaged Property as a commercial and/or residential project, as the case may be; (iii) financing arrangements relating to the financing of or the purchase of all or any portion of the Mortgaged Property by future purchasers; (iv) Economic Incentives or similar agreements or understandings; (v) agreements relating in any way to the construction, development or rehabilitation of the Land or Improvements or provision of materials therefor including, without limitation, all Construction Contracts; (vi) contracts with architects or engineers or others for the preparation or provision of any Plans, including all amendments and supplements to and renewals and extensions of such contracts at any time made; and (vii) other contracts which in any way relate to the use, enjoyment, occupancy, operation, maintenance, repair, management or ownership of the Mortgaged Property (save and except any and all Leases).
Cure Period: As defined in Section 7.1(b) hereof.
Debtor Relief Laws: Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts or similar laws affecting the rights of creditors.
Debt Service Coverage Ratio: As defined in Exhibit B hereof.
Default: Any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
Default Interest Rate: The rate of interest specified in the Note to be paid by Borrower from and after the occurrence of an Event of Default but in no event in excess of the Maximum Lawful Rate.
Design Professional: Any Person, if any, with whom Borrower contracts for the provision of planning, design, architectural, engineering or other similar services relating to the construction of the Improvements, including, without limitation, the 196-unit apartment complex.

Exhibit 10.2

Designated Initial Land Value: The least of (1) THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), (2) Borrower's actual hard cost investment in the Land (as reasonably verified by Lender), or (3) the Appraised Value on an "as is" basis of the Land.
Developer's Fee Allocation: As defined in Section 3.5 hereof.
Disposition: Any sale, lease (except as expressly permitted pursuant to the Loan Documents), exchange, assignment, conveyance, transfer, pledge, collateral assignment, trade or other disposition of all or any part of the Mortgaged Property (or any interest therein) or all or any part of the beneficial ownership interest, held directly or indirectly, in Borrower (if Borrower is a corporation, limited liability company, limited liability partnership, general partnership, limited partnership, joint venture, trust, or other type of business association or legal entity).
Draw Request: A request by Borrower to Lender for an Advance.
Draw Request Form: The form of Draw Request containing such information as Lender may require.
Economic Incentive Agreements: Any and all agreements or understandings, if any, with any Governmental Authorities, whether now existing or hereafter in effect, including all such agreements with the Apple Valley Economic Development Authority, Minnesota, the City of Apple Valley, Minnesota, for the development of the Mortgaged Property, pursuant to which any Economic Incentives are provided or are to be provided to Borrower or relative to the Mortgaged Property or any portion thereof to any Affiliate of Borrower including, without limitation, all agreements relative to Tax Increment Financing.
Economic Incentive Assignment. That certain Pledge and Collateral Assignment of Economic Incentives dated on or about the date hereof executed by Borrower, as Assignor, for the benefit of Lender, as Assignee.
Economic Incentive Payments: Any payments paid or to be paid to Borrower or any Affiliate of Borrower pursuant to any of the Economic Incentive Agreements.
Economic Incentives: Collectively, the right, title and interest of Borrower (or any Affiliate of Borrower) in the Economic Incentive Agreements, but only to the extent assignable, and all of Borrower's rights (or such Affiliate's rights) to receive payments, receipts, refunds, abatements, revenues, interest, municipal personnel or services or other rights or benefits whatsoever under any of the Economic Incentive Agreements, including, without limitation, all rights and interests in and to the proceeds from the Tax Increment Financing.
Environmental Indemnity Agreement: That certain Environmental Indemnity Agreement of even date herewith executed by Borrower and Guarantor for the benefit of Lender.
ERISA: The Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended, and any and all successor statutes thereof.
Event of Default: Any happening or occurrence described in Section 7.1 hereof.
Extension Fee: A fee to be paid by Borrower to Lender in order to exercise the Extension Option in the amount equal to the product of one-quarter of one percent (0.25%) multiplied by the sum of (i) the Outstanding Principal Balance and (ii) any then unadvanced portions of the Loan Amount.
Extension Options: Collectively, the First Extension Option and the Second Extension Option.
Extension Periods: Collectively, the First Extension Period and the Second Extension Period, as applicable.
Extension Request: As defined in Section 2.3(a) hereof.

Exhibit 10.2

Financing Statement: The financing statement or financing statements (on Standard Form UCC‑1 or otherwise) identifying Borrower as "debtor" or as "borrower" or similar in connection with the Loan Documents.
First Extension Option: As defined in Section 2.3 hereof.
First Extension Period: A period of one (1) year commencing on the day after the Original Maturity Date.
Fixtures: All materials, supplies, equipment, systems, apparatus, and other items now owned or hereafter acquired by Borrower and now or hereafter attached to, installed in, or used in connection with (temporarily or permanently) any of the Improvements or the Land, which are now owned or hereafter acquired by Borrower and are now or hereafter attached to the Land or the Improvements, including, but not limited to, any and all partitions, dynamos, window screens and shades, draperies, rugs and other floor coverings, awnings, motors, engines, boilers, furnaces, pipes, cleaning, call and sprinkler systems, fire extinguishing apparatus and equipment, water tanks, swimming pools, heating, ventilating, refrigeration, plumbing, laundry, lighting, generating, cleaning, waste disposal, transportation (of people or things, including but not limited to, stairways, elevators, escalators, and conveyors), incinerating, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, lighting, traffic control, waste disposal, raw and potable water, gas, electrical, storm and sanitary sewer, telephone and cable television facilities, and all other utilities whether or not situated in easements, together with all accessions, appurtenances, replacements, betterments, and substitutions for any of the foregoing and the proceeds thereof.
Fontana/Fortino/Retail Confessions of Judgment: Those certain confessions of judgment for delinquent real estate taxes affecting the Fontana Parcel, Fortino Parcel, and Retail Parcel.
Fontana/Fortino/Retail Mortgage: That certain Mortgage, Security Agreement, and Fixture Financing Statement of even date herewith executed by IMH Special for the benefit of Lender pursuant to which Lender has been provided a first priority security interest each of the Fontana Parcel, the Fortino Parcel, and the Retail Parcel to secure the payment of the Indebtedness and performance of the Obligations.
Fontana Parcel: That certain approximately 1.28 acre undeveloped parcel of real property more particularly described in Exhibit G hereof.
Force Majeure Event: Fire, acts of God, strikes, lock-outs, embargoes, unavailability of labor or materials, wars, insurrections, rebellions, civil disorder, declaration of national emergencies, or other causes beyond the reasonable control of Borrower.
Fortino Parcel: That certain approximately 2.46 acre undeveloped parcel of real property more particularly described in Exhibit H hereof.
GAAP: Generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in preceding periods.
Gabella Parcel: That certain approximately 5.20 acre parcel of real property more particularly described in Exhibit A attached hereto.
Galante Confessions of Judgment : Those certain confessions of judgment for delinquent real estate taxes affecting the Galante Parcel.

Exhibit 10.2

Galante Parcel: That certain approximately 2.94 acre undeveloped parcel of real property more particularly described in Exhibit A hereof.
Governmental Authority: Any and all applicable courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) or for any quasi-governmental units (development districts or authorities).
Guarantor (individually and/or collectively, as the context may require): IMH FINANCIAL CORPORATION, a Delaware corporation and any other party guaranteeing the repayment of all or any part of the Indebtedness, the satisfaction of, or continued compliance with, all or any part of the Obligations, or both.
Guarantor Financial Covenants: Those certain covenants of Guarantor provided in: (i) Section 3.9 of the Guaranty-Carve-Out, (ii) Section 3.9 of the Guaranty-Completion or (iii) Section 3.9 of that certain Guaranty-Repayment.
Guaranty (individually and/or collectively as the context may require): That or those instruments of guaranty, if any, now or hereafter in effect from Guarantor to Lender guaranteeing the repayment of all or any part of the Indebtedness, the satisfaction of, or continued compliance with, all or any portion of the Obligations or both, including, without limitation, that certain Guaranty-Carve‑Out, Guaranty-Completion and Guaranty-Repayment.
Guaranty-Carve‑Out: That certain Guaranty (Carveout) of even date herewith executed by Guarantor for the benefit of Lender with respect to certain specified recourse obligations of Guarantor thereunder.
Guaranty-Completion: That certain Guaranty (Completion) of even date herewith executed by Guarantor for the benefit of Lender with respect to certain construction and related obligations all as more particularly described therein.
Guaranty-Repayment: That certain Guaranty (Repayment) of even date herewith executed by Guarantor for the benefit of Lender.
IMH Special: IMH SPECIAL ASSET NT 175-AVN, LLC, an Arizona limited liability company.
Impositions: (i) All real estate and personal property taxes, charges, assessments, standby fees, excises and levies and any interest, costs or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied or imposed upon the Mortgaged Property or the ownership, use, occupancy or enjoyment thereof, or any part thereof, or the sidewalks, streets or alleyways adjacent thereto; (ii) any charges, fees, license payments or other sums payable for or under any easement, license or agreement maintained for the benefit of the Mortgaged Property; (iii) water, gas, sewer, electricity and other utility charges and fees relating to the Mortgaged Property; and (iv) assessments and charges arising under any subdivision, condominium, planned unit development or other declarations, restrictions, regimes or agreements affecting the Mortgaged Property.
Impositions Reserve: As defined in Section 6.6 hereof.
Improvements: Any and all improvements of any kind or nature all as more particularly described in the Plans, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof, including, without limitation, that certain proposed 196-unit apartment building to be constructed on the Land.
Indebtedness: (i) The principal, interest and other sums evidenced by the Note or the Loan Documents; (ii) any other amounts, payments or premiums payable under the Loan Documents; (iii) such

Exhibit 10.2

additional or future sums (whether or not obligatory), with interest thereon, as may hereafter be borrowed or advanced from Lender, its successors or assigns, by the then record owner of the Mortgaged Property, when evidenced by a promissory note which, by its terms, is secured hereby (it being contemplated by Borrower and Lender that such future indebtedness may be incurred); (iv) any and all other indebtedness, obligations and liabilities of any kind or character of Borrower to Lender, now or hereafter existing, absolute or contingent, due or not due, arising by operation of law or otherwise, direct or indirect, primary or secondary, joint, several, joint and several, fixed or contingent, secured or unsecured by additional or different security or securities, including indebtedness, obligations and liabilities to Lender of Borrower as a member of any partnership, joint venture, trust or other type of business association or other legal entity, and whether incurred by Borrower as principal, surety, endorser, guarantor, accommodation party or otherwise; and (v) any and all renewals, modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements and extensions thereof, it being contemplated by Borrower and Lender that Borrower may hereafter become indebted to Lender in further sum or sums.
Initial Advance: The Advance to be made at the time Borrower satisfies the conditions set forth in Section 3.2 of this Agreement.
Initial Tax Increment Financing Proceeds:    The cash from any initial Economic Incentive Payments from the City of Apple Valley, Minnesota, with respect to the development of the Mortgaged Property, estimated to be FOUR HUNDRED EIGHTY-EIGHT THOUSAND FIVE HUNDRED AND NO/DOLLARS ($488,500.00), to be used to fund a portion of the Total Borrower Equity as described in Section 2.6 hereof.
Inspecting Person: A Person designated by Lender from time to time who may inspect the Improvements from time to time for the benefit of Lender.
Insured Casualty: As defined in Section 6.4 hereof.
Interest Allocation: As defined in Section 3.5 hereof.
Land: The real property, which shall include each of the Gabella Parcel and the Galante Parcel, or interest therein described in Exhibit A attached hereto and incorporated herein by reference, together with all rights, titles, interests and privileges of Borrower in and to (i) all streets, ways, roads, alleys, easements, rights‑of‑way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to such real property or the improvements thereon; (ii) any strips or gores of real property between such real property and abutting or adjacent properties; (iii) all water, water rights and water courses which are appurtenant to, located on, under or above or used in connection with the Mortgaged Property, or any part thereof, whether adjudicated or unadjudicated, conditional or absolute, tributary, or non-tributary, surface or underground, designated or undesignated; (iv) timber, crops, pertaining to such real property; and (v) all appurtenances and all reversions and remainders in or to such real property; provided, however, it is expressly agreed and understood that each of the Fontana Parcel, the Fortino Parcel and the Retail Parcel securing the Fontana/Fortino/Retail Mortgage are excluded from the Land.
Leases: The right, title and interest of Borrower in any and all leases, master leases, subleases, licenses, concessions, or other agreements (whether written or oral, now or hereafter in effect) which grant to third parties a possessory interest in and to, or the right to use or occupy, all or any part of the Mortgaged Property, together with all security and other deposits or payments made in connection therewith, whether entered into before or after the filing by or against Borrower of any petition for relief under the United States Bankruptcy Code, 11 U.S.C. §101, et seq., as amended.
Legal Requirements: Any and all (i) present and future judicial decisions, statutes (including Architectural Barrier Laws, environmental laws and Prescribed Laws), laws, rulings, rules, regulations,

Exhibit 10.2

orders, writs, injunctions, decrees, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower, any Constituent Party, Guarantor or the Mortgaged Property, including, without limiting the generality of the foregoing, the ownership, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof; (ii) covenants, conditions and restrictions contained in any deeds, other forms of conveyance or in any other instruments of any nature that relate in any way or are applicable to the Mortgaged Property or the ownership, use or occupancy thereof; (iii) presently or subsequently effective bylaws and articles of incorporation, operating agreement and articles of organization or partnership, limited partnership, joint venture, trust or other form of business association agreement of Borrower or Guarantor; (iv) Leases; (v) Contracts; and (vi) leases, other than those described in (iv) above, and other contracts (written or oral), other than those described in (v) above, of any nature that relate in any way to the Mortgaged Property and to which Borrower or Guarantor may be bound, including, without limiting the generality of the foregoing, any lease or other contract pursuant to which Borrower is granted a possessory interest in and to the Land and/or the Improvements.
Lien Instrument: That certain Mortgage, Security Agreement, and Fixture Financing Statement of even date herewith executed by Borrower for the benefit of Lender to secure the payment of the Indebtedness and performance of the Obligations.
Loan: The loan evidenced by the Note and governed by this Agreement.
Loan Amount: TWENTY-FOUR MILLION AND NO/100 DOLLARS ($24,000,000.00).
Loan Documents: This Agreement, the Note, the Lien Instrument, the Environmental Indemnity Agreement, the Guaranty, the Fontana/Fortino/Retail Mortgage, Economic Incentive Assignment and any and all other agreements, documents and instruments now or hereafter executed by Borrower, Guarantor or any other Person or party in connection with the Loan evidenced by the Note or in connection with the payment of the Indebtedness or the performance and discharge of the Obligations, together with any and all renewals, modifications, amendments, restatements, consolidations, substitutions, replacements, extensions and supplements hereof and thereof.
Loan-to-Value Ratio: The quotient of (i) the sum of the Outstanding Principal Balance plus any as yet unadvanced amounts, divided by (ii) the Appraised Value.
Material Adverse Change: Any event, circumstance, fact, condition, development or occurrence that has had or could be expected to have a material and adverse effect on any of:  (i) the business, operations, condition (financial or otherwise), prospects, liabilities, assets, results of operations, capitalization, liquidity of Borrower; (ii) the ability of Borrower, to pay and perform the Indebtedness or the other Obligations under the Loan Documents or the ability of Guarantor to pay and perform the Obligations under the Guaranties; or (iii) the validity, enforceability or binding effect of any of the Loan Documents.
Maturity Date: The Original Maturity Date as such may have been extended pursuant to Section 2.3 hereof, subject, however, to the right of acceleration as herein provided and as provided elsewhere in the Loan Documents.
Maximum Lawful Rate: The maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all charges made in connection with the transaction evidenced by the Note and the other Loan Documents. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note and/or the Loan, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits

Exhibit 10.2

Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.
Mezz Foreclosure Equity Owner: Any Person succeeding to the direct or indirect ownership interests in Borrower pursuant to the Approved NWRA Pledge and in a manner consistent with the requirements of the NWRA Intercreditor Agreement, and any of such Person’s permitted successors or assigns with respect to such interests.
Mezz Permitted Disposition: Any further Disposition by Mezz Foreclosure Equity Owner of the direct and indirect ownership interests in Borrower that do not result in a MFEO Change of Control.
MFEO Change of Control: Any change in the ownership or management of Borrower made without the prior written consent of the Lender such that, after giving effect to such change, (i) Mezz Foreclosure Equity Owner shall no longer own any beneficial interest in, or control Borrower, or (ii) the MFEO Guarantor shall not both (a) control or be in common control with Borrower, and (b) hold, directly or indirectly, at least twenty percent (20%) of the ownership interests in Borrower. For purposes of this definition, "control" shall mean the authority to direct the management, operations and policies of Borrower.
MFEO Guarantor:  At any time during which a Mezz Foreclosure Equity Owner holds direct or indirect ownership interests in Borrower, any Affiliate of such Mezz Foreclosure Equity Owner that has delivered a Guaranty hereunder.
Minerals: All right, title and interest of Borrower in and to all substances in, on, under or above the Land which are now, or may become in the future, intrinsically valuable and which now or may be in the future enjoyed through extraction or removal from the Land, including, without limitation, oil, gas, all other hydrocarbons, coal, lignite, carbon dioxide, all other non‑hydrocarbon gases, uranium, all other radioactive substances, gold, silver, copper, iron and all other metallic substances or ores.
Mortgaged Property: The Land, Minerals, Fixtures, Improvements, Personalty, Economic Incentives, Contracts, Leases, Rents, Reserves, Plans and Construction Contracts, and any interest of Borrower now owned or hereafter acquired in and to the foregoing, together with any and all other security and collateral of any nature whatsoever, now or hereafter given for the repayment of the Indebtedness or the performance and discharge of the Obligations, together with any and all proceeds of any of the foregoing. As used in this Agreement, the term "Mortgaged Property" shall be expressly defined as meaning all or, where the context permits or requires, any part of the above and all or, where the context permits or requires, any interest therein.
Net Cash Flow: Borrower's net cash flow from the Mortgaged Property for any particular calendar month calculated on a cash basis inclusive of all cash or cash equivalent revenue of any nature whatsoever collected by Borrower in such calendar month and net of (i) all payments by Borrower to Lender during such month of principal and interest on the Loan pursuant to the Note, and (ii) all bona fide, third party, ordinary operating expenses paid by Borrower with respect to the Mortgaged Property during such month. Payment of interest or other costs by Borrower using monies from an Advance shall not serve as a deduction pursuant to items (i) or (ii) above. Net Cash Flow shall be verified by Lender in Lender's sole discretion.
Note: That certain Promissory Note of even date herewith in the principal sum of the Loan Amount (together with any and all renewals, modifications, reinstatements, enlargements or extensions thereof) executed and delivered by Borrower payable to the order of Lender, evidencing the Loan.

Exhibit 10.2

NWRA Cash Collateral Lien: That certain lien as part of the NWRA Loan encumbering Guarantor's liquid assets.
NWRA Intercreditor Agreement: That certain Intercreditor Agreement dated as of the date hereof between Lender and NWRA Pledgee.
NWRA Loan: As defined in Section 5.34 hereof.
NWRA Pledgee: NWRA Ventures I, LLC, a Delaware limited liability company.
NWRA Pledgor: Southwest Acquisitions, LLC, a Delaware limited liability company, the sole member of Borrower.
NWRA Pledge Agreement: That certain Pledge and Security Agreement dated of even date herewith and executed by NWRA Pledgor and NWRA Pledgee which sets forth the terms and conditions of the Approved NWRA Pledge.
NWRA Pledge Documents: Collectively, the NWRA Pledge Agreement and any and all other documents or instruments which evidence or secure the Approved NWRA Pledge.
Obligations: Any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower, Guarantor or any other Person or party to the Loan Documents to Lender or others as set forth in the Loan Documents.
Operating Account: As defined in Section 5.31 hereof.
Operating Loss Allocation: As defined in Section 3.5 hereof.
Original Maturity Date: The date that is three (3) years from the effective date hereof.
Origination Fee: The sum of TWO HUNDRED FORTY THOUSAND AND NO/100 DOLLARS ($240,000.00) to be paid by Borrower to Lender pursuant to the applicable provisions of this Agreement.
Outstanding Principal Balance: The amount of principal then advanced and outstanding and payable by Borrower to Lender in accordance with the Note and this Agreement.
Partial Release: As defined on Exhibit B attached hereto.
Payment Date: The first (1st) day of each and every calendar month during the term of the Loan; provided, however, to the extent any Payment Date should fall on a day which is not a Business Day, such Payment Date shall be deemed to be the immediately following Business Day.
Permitted Change: A modification to the Plans, a Construction Contract or both which (i) is not structural in nature; (ii) does not decrease the rentable area of the Improvements or otherwise diminish the revenue generation capabilities of the Improvements; (iii) modifies the aggregate cost of the Mortgaged Property (or causes a reallocation of costs within the Budget) by less than Twenty-five Thousand and No/100 Dollars ($25,000.00) in the singular and less than One Hundred and No/100 Dollars ($100,000.00) in the aggregate with all prior Permitted Changes; provided, however, to the extent any such change increases the aggregate Project Costs, the cash equity requirement described in Section 2.6 hereof shall be increased by a like amount and a deposit in such amount shall be provided by Borrower into the Borrower's Deposit as a condition to such item being deemed a Permitted Change; (iv) does not cause the Improvements to be in violation of any Legal Requirements; (v) is described by written notice to Lender (including a copy of any change order) no later than five (5) days following its implementation; and (vi) to the extent required, has been approved by (A) any tenant as to such part of the Improvements, (B) any holder of a surety under payment or performance bond, if any, covering such Construction Contract, and (C) all required Governmental Authority.

Exhibit 10.2

Permitted Disposition: The transfer of an interest in Borrower that:
(i)    occurs by inheritance, devise, bequest or by operation of law upon the death of a natural person who is the owner of a direct or indirect ownership interest in Borrower;
(ii)    is to a trust, partnership or other entity for family estate planning purposes;
(iii)    constitutes an assignment of limited partner interests or other non‑management beneficial ownership interests in Borrower so long as (a) the general partner or managing member, as applicable, of Borrower, the ultimate ownership of such general partner and/or managing member of Borrower and the day-to-day management of Borrower do not change, (b) such assignment does not result in (taking into consideration any previous assignments) a change in excess of forty-nine percent (49%) of the ultimate beneficial ownership interest in Borrower (subject to Lender's credit review process described hereinbelow);
(iv)     constitutes or results from the Approved NWRA Pledge, including without limitation any equity collateral foreclosure action or other realizations upon the collateral pledge thereunder so long as any such Disposition is in accordance with the requirements of the NWRA Intercreditor Agreement; or
(v)    constitutes a Mezz Permitted Disposition;
provided, however, in order for any such transfer of an interest, except for any transfer described in clause (iv), to qualify as a Permitted Disposition such a transfer must further (1) except with respect to a Mezz Permitted Disposition, not constitute a Material Adverse Change, (2) not result (either singularly or in the aggregate with prior assignments) in any party as to which Lender has not undertaken its normal credit and/or regulatory review process with satisfactory results becoming an owner, directly or indirectly, in twenty percent (20%) or more of Borrower, and (3) be the subject of written notice to Lender within ten (10) days of such assignment together with copies of all applicable assignment documents.
Permitted Exceptions: With respect to the Mortgaged Property, as defined solely in the Lien Instrument, and with respect to the Fontana Parcel, the Fortino Parcel, and the Retail Parcel, as defined solely in the in the Fontana/Fortino/Retail Mortgage.
Person: Any corporation, limited liability company, limited liability partnership, general partnership, limited partnership, firm, association, joint venture, trust or any other association or legal entity, including any public or governmental body, quasi-governmental body, agency or instrumentality, as well as any natural person.
Personalty: All of the right, title and interest of Borrower in and to (i) furniture, furnishings, equipment, machinery, tangible personal property, and goods located within, used in the operation of or derived from the Improvements, (ii) crops, farm products, timber and timber to be cut and extracted Minerals; (iii) general intangibles (including payment intangibles), money, insurance proceeds, accounts, contract and subcontract rights, trademarks, trade names, copyrights, monetary obligations, chattel paper (including electronic chattel paper), instruments, investment property, documents, letter of credit rights, inventory and commercial tort claims; (iv) all cash funds, fees (whether refundable, returnable or reimbursable), deposit accounts or other funds or evidences of cash, credit or indebtedness deposited by or on behalf of Borrower with any governmental agencies, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs, any awards, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any Governmental Authority pertaining to the Land, Improvements, Fixtures, Contracts, or Personalty, including but not limited to those for any vacation of, or change of grade in, any streets affecting the Land or the Improvements and those for municipal utility district or other utility costs incurred or deposits

Exhibit 10.2

made in connection with the Land; (v) the Construction Contracts, Plans and all building and construction materials and equipment; and (vi) all other personal property of any kind or character as defined in and subject to the provisions of the Code (Article 9 ‑ Secured Transactions); any and all of which are now owned or hereafter acquired by Borrower, and which are now or hereafter situated in, on or about the Land or the Improvements, or used in or necessary to the complete and proper planning, design, development, construction, financing, use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use in or on the Land or the Improvements, together with all accessions, replacements and substitutions thereto or therefor and the proceeds thereof.
Plans: Collectively, the plans and specifications, shop drawings or other technical descriptions prepared for the development of the Land or construction or rehabilitation of the Improvements, as applicable, prepared by Borrower or the Design Professional and approved by Lender as required herein, by all applicable Governmental Authorities and by any party to a purchase or Construction Contract with a right of approval, all amendments and modifications thereof approved in writing by the same, and all other design, engineering or architectural work, test reports, surveys, shop drawings and related items.
Prescribed Laws: Any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, orders and ordinances of any Governmental Authority relating to terrorism or money laundering, including, without limiting the generality of the foregoing, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56); the Trading with the Enemy Act (50 U.S.C.A. App. 1 et seq.); the International Emergency Economic Powers Act (50 U.S.C.A. § 1701-06); Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism") and the United States Treasury Department's Office of Foreign Assets Control list of "Specifically Designated Nationals and Blocked Persons" (as published from time to time in various mediums.)
Project Costs: The sum of the following: (i) the Designated Initial Land Value, (ii) the hard and soft costs to construct and complete the Improvements, (iii) all other costs incurred relative to the Mortgaged Property including all costs of the character identified on the Budget, and (iv) the amount of the costs necessary to close the Loan, including, without limitation, attorneys' fees and title costs.
Property Management Agreement: As defined in Section 5.32 hereof.
Property Manager. As defined in Section 5.32 hereof.
Regulatory Authority: As defined in Section 2.5 hereof.
Rents: All of the rents, revenues, royalties, income, issues, proceeds, bonus monies, profits, security and other types of deposits (after Borrower acquires title thereto) and other benefits paid or payable by parties to the Leases and/or Contracts (other than Borrower) for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying all or any portion of the Mortgaged Property.
Replacement Reserve: As defined on Exhibit B hereof.
Replacement Reserve Repairs: All capital improvements, repairs and replacements performed at the Mortgaged Property, including the performance of work to the roofs, chimneys, gutters, downspouts, paving, curbs, ramps, driveways, balconies, porches, patios, exterior walls, exterior doors and doorways, windows, carpets, appliances, fixtures, elevators and mechanical and HVAC equipment.
Reserves: All sums on deposit or due under any of the Loan Documents now or hereafter executed by Borrower for the benefit of Lender including (i) the accounts into which the Reserves have been deposited (including, without limitation, the Impositions Reserve, Replacement Reserve, Cash Flow

Exhibit 10.2

Reserve and the Borrower's Deposit); (ii) all insurance on said accounts; (iii) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto; (iv) all sums now or hereafter therein or represented thereby; (v) all replacements, substitutions or proceeds thereof; (vi) all instruments and documents now or hereafter evidencing the Reserves or such accounts; and (vii) all powers, options, rights, privileges and immunities pertaining to the Reserves (including the right to make withdrawals therefrom).
Restoration Casualty: An Insured Casualty which (i) has a likely cost of full restoration of the Improvement as determined by Lender not exceeding One Million and No/100 Dollars ($1,000,000.00); (ii) relates to damage to the Improvements that is less than twenty‑five percent (25%) of the net rentable square feet of the Mortgaged Property; (iii) occurs when no Event of Default has occurred and is then continuing; and (iv) is such that in the reasonable judgment of Lender (1) the Mortgaged Property can be restored within six (6) months to an economic unit no less valuable than the same was prior to the Insured Casualty, (2) such restoration can be substantially completed no later than six (6) months preceding the Maturity Date, and (3) the Mortgaged Property shall continue, throughout the period of restoration, to adequately secure the outstanding balance of the Loan.
Retail Parcel:    That certain approximately 1.48 acre undeveloped parcel of real property more particularly described in Exhibit I hereof.
Second Extension Option: As defined in Section 2.3 hereof.
Second Extension Period: A period of one (1) year commencing on the day after the expiration of the First Extension Period.
Security Agreement: All security agreements, whether contained in the Lien Instrument, this Agreement, a separate security agreement or otherwise creating a security interest in all personal property and fixtures of Borrower (including replacements, substitutions and after‑acquired property) now or hereafter situated in or upon the Land or Improvements, or used or intended to be used in the operation thereof, to secure the Loan.
Security Deposits Trust Account: The account established by Borrower with Lender, in addition to the Operating Account, into which Borrower shall deposit and maintain all security deposits generated by or derived from the Mortgaged Property.
Stabilization: Lender's written verification that (i) Completion has occurred and all conditions specified in Section 3.4 hereof are satisfied, and (ii) the Debt Service Coverage Ratio is equal to or greater than 1.35.
Subordinate Lien Instrument: Any mortgage, deed of trust, lien instrument, pledge, lien (statutory, constitutional or contractual), security interest, encumbrance or charge, conditional sale or other title retention agreement, covering all or any part of the Mortgaged Property executed and delivered by Borrower, the lien of which is subordinate and inferior to the lien of the Lien Instrument.
Survey: As defined in Section 5.15 hereof.
Tax and Insurance Allocation: As defined in Section 3.5 hereof.
Tax Increment Financing: The right, title and interest of Borrower in any Economic Incentive which provides partial payment for or reimbursement of any and all infrastructure improvements based upon incremental real estate tax value increases within a designated area and during a certain period of time with respect to all or any portion of the Land, whether for the benefit of Borrower or any Affiliate of Borrower, and whether now in existence of hereafter in effect, including, without limitation, such Tax Increment Financing as may now or in the future be provided for the benefit of Borrower or the Mortgaged Property by the City of Apple Valley, Minnesota or the Apple Valley Master Development District

Exhibit 10.2

including, without limitation, any financing which results in all or any portion of the Total Tax Increment Financing Proceeds.
Title Company: First American Title Insurance Company (and its issuing agent, if applicable) which shall issue the Title Insurance.
Title Insurance: One or more title insurance commitments, binders or policies, as Lender may require, issued by the Title Company, on a coinsurance or reinsurance basis (with direct access endorsement or rights) if and as required by Lender, in the maximum amount of the Loan insuring or committing to insure that the Lien Instrument constitutes a valid lien covering the Land and Improvements subject only to those exceptions which Lender may approve.
Total Borrower Equity: As defined in Section 2.6 hereof.
Total Tax Increment Financing Proceeds: The total cash sum of the Initial Tax Increment Financing Proceeds and the Additional Tax Increment Financing Proceeds, estimated to total THREE MILLION TWO HUNDRED SIXTY THOUSAND AND NO/DOLLARS ($3,260,000.00).
Section 1.2.    Additional Definitions. As used herein, the following terms shall have the following meanings: (i) "Hereof," "hereby," "hereto," "hereunder," "herewith" and similar terms mean of, by, to, under and with respect to this Agreement or to the other documents or matters being referenced; (ii) "heretofore" means before, "hereafter" means after, and "herewith" means concurrently with the date of this Agreement; (iii) all pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require; (iv) "including" means including without limitation; (v) and all terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require.
ARTICLE II
THE LOAN
Section 2.1.    Agreement to Lend. Lender hereby agrees to lend up to but not in excess of the Loan Amount to Borrower, and Borrower hereby agrees to borrow such sum from Lender, all upon and subject to the terms and provisions of this Agreement, such sum to be evidenced by the Note. Borrower's liability for repayment of the interest on account of the Loan shall be limited to and calculated with respect to Loan proceeds actually disbursed to Borrower pursuant to the terms of this Agreement and the Note and only from the date or dates of such disbursements. Lender may, in Lender's discretion, disburse Loan proceeds by journal entry to pay interest and financing costs and, during the continuance of an Event of Default, disburse Loan proceeds directly to third parties to pay costs or expenses required to be paid by Borrower pursuant to this Agreement. Loan proceeds disbursed by Lender by journal entry to pay interest or financing costs, and Loan proceeds disbursed directly by Lender to pay costs or expenses required to be paid by Borrower pursuant to this Agreement, shall constitute Advances to Borrower.
Section 2.2.    Promise to Pay and Perform; Time of Essence. Borrower will pay the Indebtedness as and when specified in the Note and the other Loan Documents, and will perform and discharge all of the Obligations, in full and on or before the date same are to be performed. Time is of the essence with respect to each and every promise, covenant or obligation of Borrower specified in the Loan Documents.
Section 2.3.    Extension Options. Borrower shall have the right and option (the "First Extension Option") to extend the Original Maturity Date to a date ending upon the expiration of the First Extension Period. To the extent Borrower properly exercises the First Extension Option, then Borrower shall have the further right and option (the "Second Extension Option") to extend the Maturity Date a second and

Exhibit 10.2

last time to a date ending upon the expiration of the Second Extension Period. Each of the Extension Options shall be granted to Borrower only if all of the following conditions have been satisfied as of the commencement date of the applicable Extension Period (unless an earlier date is specified hereinbelow):
(a)    receipt by Lender of a written request of Borrower (in each instance, an "Extension Request") given to Lender (i) in the case of the First Extension Option, not less than forty-five (45) days prior to the Original Maturity Date but not more than ninety (90) days prior to the Original Maturity Date, and (ii) in the case of the Second Extension Option, not less than forty-five (45) days prior to the expiration of the First Extension Period but no more than ninety (90) days prior to the expiration of the First Extension Period;
(b)    Borrower's satisfaction of all those requirements contained in Section 3.4 hereof and Lender's determination that Completion has occurred;
(c)    payment to Lender in cash, of the Extension Fee;
(d)    no Event of Default shall have occurred and be then existing;
(e)    no Material Adverse Change;
(f)    receipt by Lender (at Borrower's sole cost and expense) in form and substance acceptable to Lender as of the date of the Extension Request of an appraisal evidencing an Appraised Value resulting in a Loan-to-Value Ratio less than or equal to sixty-five percent (65%);
(g)    to the extent Lender shall have determined that any of the Reserves are then currently underfunded in Lender's reasonable discretion, then Borrower shall have effectuated additional deposits into such Reserves to satisfy such concern; and
(h)    Borrower shall have provided Lender with a then current Compliance Certificate including written evidence reasonably satisfactory to Lender that the Debt Service Coverage Ratio shall then equal or exceed 1.50.
Section 2.4.    Application of Proceeds. Unless specifically otherwise provided in the Loan Documents, Lender shall be entitled to apply any proceeds or payments or other sums received (including, without limitation, any rents, applied reserves, insurance or condemnation proceeds, the Additional Tax Increment Financing Proceeds, or other proceeds of sale, lease or other disposition of all or any portion of the Mortgaged Property) in such order and priority against the Indebtedness and Obligations as Lender may elect; provided, however, absent the election to the contrary by Lender such proceeds or payments shall be applied in the following order and priority: (i) to the payment of all expenses of advertising, selling, and conveying the Mortgaged Property or part thereof, and/or prosecuting or otherwise collecting Rents, proceeds, premiums, or other sums including reasonable attorneys' fees and a reasonable fee or commission to any trustee under the Lien Instrument, not to exceed five percent (5%) of the proceeds thereof or sums so received; (ii) to the remainder of the Indebtedness as follows: first, to the remaining accrued but unpaid interest, second, to the matured portion of principal of the Indebtedness, and third, to prepayment of the unmatured portion, if any, of principal of the Indebtedness applied to installments of principal in inverse order of maturity; (iii) the balance, if any and to the extent applicable, remaining after the full and final payment of the Indebtedness and full performance and discharge of the Obligations to the holder of any inferior liens covering the Mortgaged Property, if any, in order of the priority of such inferior liens (Lender shall hereby be entitled to rely exclusively upon a commitment for title insurance issued to determine such priority); and (iv) the cash balance, if any, to Borrower. The application of proceeds of sale or other proceeds as otherwise provided herein shall be deemed to be a payment of the Indebtedness like any other payment. The balance of the Indebtedness remaining unpaid, if any, shall remain fully due and owing in accordance with the terms of the Note or the other Loan Documents. The

Exhibit 10.2

application of proceeds described herein shall not apply to any proceeds which may be realized by Lender with respect to any of the Mortgaged Property following a foreclosure (or foreclosures) of the Lien Instrument.
Section 2.5.    Loan Limitation.
(a)    It is expressly agreed and understood that Borrower shall not request, and Lender shall have no obligation to fund, any Advance in excess of the lesser of (i) the actual construction costs incurred by Borrower for which such Advance is provided or (ii) the budgeted amount of such costs in accordance with the Budget; and
(b)    If, as a result of the occurrence of a Material Adverse Change, any test appraisal is required or desired by Lender, the Federal Deposit Insurance Corporation, the Office of Comptroller of Currency or any other governmental entity or quasi‑governmental entity which has the authority and power to regulate the business and other activities of Lender ("Regulatory Authority"), Borrower shall, within sixty (60) days following a request therefor by Lender, furnish to Lender (at Borrower's sole cost and expense) an appraisal in form, substance and by an appraising firm acceptable to Lender and, if applicable, the Regulatory Authority requiring such appraisal pursuant to this Section 2.5(b), provided that, absent an Event of Default, Borrower shall not be required to furnish more than one (1) such test appraisals in any calendar year. In the event Borrower should fail to timely provide an acceptable appraisal of the Mortgaged Property pursuant to this Section, then, and in such event, Lender shall be entitled to obtain its own appraisal of the Mortgaged Property at Borrower's sole cost and expense. Lender shall further be entitled, at any time, to obtain an appraisal on its own, and at its own expense, and any such appraisal obtained by Lender may be utilized by Lender (even in lieu of other available appraisals) to undertake any loan‑to‑value calculations described in the Loan Documents.
Section 2.6.    Equity Requirements. Borrower shall fund a total equity investment valued at no less than ELEVEN MILLION EIGHT HUNDRED EIGHTEEN THOUSAND AND NO/100 DOLLARS ($11,818,000.00) (the “Total Borrower Equity”). The Total Borrower Equity shall consist of a minimum cash equity contribution of no less than EIGHT MILLION THREE HUNDRED TWENTY-NINE THOUSAND FIVE HUNDRED AND NO/DOLLARS ($8,329,500.00) and shall consist of the following other equity contributions:
(a)    Borrower’s equity in the Land, which equity contribution shall be deemed to be the Designated Land Value; and
(b)    cash in an amount equal to the Initial Tax Increment Financing Proceeds as and when actually funded.
In order for a Borrower equity investment to count against the requirement specified in this Section 2.6, such investment must be used for Project Costs verified by Lender as being consistent with the Budget. Any Project Costs incurred in excess of the applicable allocated line item therefor in the Budget (after taking into account any reallocations as described in Section 3.1(b) hereof) shall be paid out of Borrower's equity in addition to the required equity contribution specified herein. All cash equity contributions shall be funded into the Construction Account pursuant to Section 5.31 hereof
Section 2.7.    Not Revolver. This Loan facility is not intended, in whole or in part, to be "revolving" in nature and it is expressly agreed that no principal amount repaid by Borrower may be reborrowed by Borrower.
ARTICLE III
ALLOCATIONS AND ADVANCES

Exhibit 10.2

Section 3.1.    General Provisions with Respect to Allocations and Advances. The purposes for which Loan proceeds are allocated and the respective amounts of such Allocations are set forth in the Budget. The Allocations shall be disbursed only for the purposes set forth in the Budget.
(a)    Limitation on Advances. Lender shall not be obligated to make an Advance for an Allocation set forth in the Budget to the extent that the amount of the Advance for such Allocation would, when added to all prior Advances for such Allocation, exceed the total of such Allocation as set forth in the Budget. To the extent that Loan proceeds disbursed by Lender pursuant to the Allocations are insufficient to pay all costs required for the acquisition, development, construction and completion of the Mortgaged Property, Borrower shall pay such excess costs with funds derived from sources other than the Loan. Under no circumstances shall Lender be required to disburse any proceeds of the Loan in excess of the Loan Amount.
(b)    Reallocations. Borrower shall generally not be entitled to require that Lender reallocate funds among the Allocations; provided, however, (i) disbursements from the Contingency Allocation shall be subject to the provisions of Section 3.5(a) hereof, and (ii) true cost savings incurred relative to a particular Allocation (either calculated on an actual basis upon completion of all activities with respect to such Allocation or estimated with such estimation verified by Lender, in Lender's reasonable discretion) may be reallocated by Borrower to another line item within the Budget so long as no such reallocation shall move monies (A) away from any of the Interest and Operating Loss Allocation, the Tenant Improvements and Leasing Commissions Allocation or the Tax and Insurance Allocation or (B) to any Allocation other than for true hard costs or payments to an engineer or architect and, in any event, not to any line item attributable to payments to any Affiliate of Borrower. Except for a Permitted Change, Lender reserves the right, at its option, to disburse Loan proceeds allocated to any of the Allocations for such other purposes or in such different proportions as Lender may, in its reasonable discretion, deem necessary or advisable.
(c)    Withholding. Lender may withhold from an Advance or, on account of subsequently discovered evidence, withhold from a later Advance under this Agreement or require Borrower to repay to Lender the whole or any part of any earlier Advance to such extent as may be necessary to protect Lender from loss on account of (i) defective work not remedied or requirements of this Agreement not performed; (ii) liens filed or reasonable evidence indicating probable filing of liens; (iii) failure of Borrower to make payments to subcontractors for material or labor; or (iv) a reasonable doubt that the construction can be completed for the balance of the Loan Amount then undisbursed (unless such shortfall has already been satisfied pursuant to a Borrower’s Deposit). When all such grounds are removed, payment shall be made of any amount so withheld because of them.
(d)    Advance Not A Waiver or Acceptance. No Advance of the proceeds of the Loan shall constitute a waiver of any of the conditions of Lender's obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any such Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default. The making of any Advance or part thereof shall also not be deemed an approval or acceptance by Lender of any work done.
(e)    Time and Place of Advances. All Advances are to be made at the office of Lender, or at such other place as Lender may designate; and Lender shall require ten (10) days' prior notice in writing before the making of any such Advance. Lender shall not be obligated to undertake any Advance hereunder more than once in any 30‑day period. Except as set forth in this Agreement, all Advances are to be made by direct deposit into either the Construction Account or the Operating

Exhibit 10.2

Account. In the event Borrower shall part with or be in any manner whatever deprived of Borrower's interests in and to the Land, Lender may, at Lender's option but without any obligation to do so, continue to make Advances under this Agreement, and subject to all its terms and conditions, to such Person or Persons as may succeed to Borrower's title and interest and all sums so disbursed shall be deemed Advances under this Agreement and secured by the Lien Instrument and all other liens or security interests securing the Loan.
(f)    Retainage. An amount equal to ten percent (10%) of the hard cost of construction of the Improvements shall be retained by Lender and shall be paid over by Lender to Borrower, provided that no lien claims are then filed against the Mortgaged Property, except for Contested Items, when all of the requirements for the final Advance specified in Section 3.4 have been satisfied; provided, however, Lender shall not unreasonably withhold its consent to a release of that portion of the retainage applicable to a particular Contract when the work to be provided by such Contractor has been completed, a full lien waiver has been obtained from that Contractor and normal and customary confirmation and safeguards followed in accordance with local law.
(g)    Use of Funds from Advances. Borrower shall use the proceeds from all Advances consistent with the Budget and with Borrower's request for such Advance (once approved by Lender).
(h)    Designation of Source of Funding. To the extent any particular cost item is of a nature that it may be susceptible to funding by way of an Advance or a disbursement from one of the Reserves, Lender shall be entitled to designate which available source of funding shall be utilized with respect to any such cost item.
Section 3.2.    Conditions to Initial Advance. The obligation of Lender to make the Initial Advance hereunder, is subject to the prior or simultaneous occurrence of each of the following conditions:
(i)    Lender shall have received from Borrower all of the Loan Documents duly executed by Borrower and, if applicable, by Guarantor;
(j)    Lender shall have received certified copies of resolutions of Borrower, if Borrower is a corporation, or a certified copy of a consent of partners, if Borrower is a partnership, or similar resolutions or consents, if Borrower is a limited liability company, authorizing execution, delivery and performance of all of the Loan Documents and authorizing the borrowing hereunder, along with such certificates of existence, certificates of good standing and other certificates or documents as Lender may reasonably require to evidence Borrower's authority;
(k)    Lender shall have received payment of the Origination Fee;
(l)    Lender shall have received and approved each and every one of its pre-closing requirements satisfied in all respects to Lender's full satisfaction including, without limitation (i) organizational documents of Borrower and any Constituent Party, (ii) evidence that the Mortgaged Property is not within a designated flood plain, (iii) the Title Insurance, (iv) a current Survey, (v) an opinion of counsel for Borrower, (vi) each Construction Contract (including a GMAX general contract with a bondable general contractor) and all other Contracts, to the extent executed, (vii) a copy of the Plans, (viii) the grading and building permit, (ix) current financial statements of Borrower and Guarantor, and (xi) such other construction information or other due diligence as Lender may require;
(m)    Lender shall have received and approved Borrower's environmental insurance policies, which policies shall name Lender an additional insured under such environmental insurance policies;

Exhibit 10.2

(n)    Borrower shall have provided a title insurance policy with respect to the Fontana/Fortino/Retail Mortgage to and for the benefit of Lender in the maximum amount of $2,500,000.00 insuring that the Fontana/Fortino/Retail Mortgage constitutes a valid lien covering the Fontana Parcel, the Fortino Parcel, and the Retail Parcel, and Improvements (as such term is defined in the Fontana/Fortino/Retail Mortgage) thereon subject only to those exceptions which Lender may approve;
(o)    Borrower shall have delivered to Lender verification acceptable to Lender that the Galante Confessions of Judgment have been fully satisfied and unconditionally released, and shall have caused evidence of the release of the Galante Confessions of Judgment to be recorded in the real property records of Dakota County, Minnesota; and
(p)    Borrower shall have delivered to Lender a fully executed amendment to that certain Amended and Restated Development and Assistance Agreement dated as of August 18, 2014, by and between the City of Apple Valley, Minnesota, and the Apple Valley Economic Development Authority, Minnesota, confirming that as a condition of the reimbursement therein, the City of Apple Valley, Minnesota shall only place a first mortgage on any of the Fontana Parcel, the Fortino Parcel, and the Retail Parcel and not on either of the Gabella Parcel or the Galante Parcel.
Section 3.3.    Conditions to Subsequent Advances. The obligation of Lender to make each Advance hereunder subsequent to the Initial Advance shall be subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions:
(a)    the Loan Documents shall be and remain outstanding and enforceable in accordance with their terms, all as required hereunder;
(b)    Borrower shall have provided and funded the Total Borrower Equity pursuant to Section 2.6 hereof to the full satisfaction of Lender including, without limitation, the entirety of the Initial Tax Increment Financing Proceeds;
(c)    Lender shall have received a title report dated within two (2) days of the requested Advance from the Title Company showing no state of facts objectionable to Lender, including an endorsement showing that title to the Land is vested in Borrower and that no claim for mechanics' or materialmen's liens has been filed against the Mortgaged Property, except for a Contested Item;
(d)    the representations and warranties made by Borrower, as contained in this Agreement and in all other Loan Documents shall be true and correct as of the date of each Advance; and if requested by Lender, Borrower shall give to Lender a certificate to that effect;
(e)    the covenants made by Borrower to Lender, as contained in this Agreement and in all other Loan Documents shall have been fully complied with, except to the extent such compliance may be limited by the passage of time or the completion of construction of the Improvements;
(f)    Lender shall have received and approved (i) to the extent not already provided, a fully executed counterpart of each Construction Contract or copy thereof (to be dated after the date of recordation of the Lien Instrument); and (ii) a report of any changes, replacements, substitutions, additions or other modification in the list of contractors, subcontractors and materialmen involved or expected to be involved in the construction of the Improvements;
(g)    Lender shall have received from Borrower a properly executed and completed Draw Request on the Draw Request Form for such Advance, completed, executed and certified to by Borrower, stating (i) that the requested amount does not exceed the then unpaid cost of construction of the Improvements since the last certificate furnished hereunder (less any retainage

Exhibit 10.2

required pursuant to Section 3.1(f) hereof), (ii) that said construction was performed in accordance with the Plans, (iii) that, in the opinion of Borrower, Completion can reasonably be expected to occur on or before the Completion Date for an additional cost not in excess of the amount then available under the Loan, and (iv) such other information as Lender may reasonably require from time to time;
(h)    Borrower shall have furnished to Lender, from each contractor, subcontractor and materialman, an invoice, lien waiver and such other instruments and documents as Lender may from time to time specify, in form and content, and containing such certifications, approvals and other data and information, as Lender may require. The invoice, lien waiver and other documents shall cover and be based upon work actually completed or materials actually furnished. The lien waiver of each contractor, subcontractor and materialman shall be received by Lender simultaneously with the making of any Advance hereunder for the benefit of such contractor, subcontractor or materialman;
(i)    Borrower shall have satisfied the retainage requirements described in Section 3.1(f) hereof;
(j)    the Improvements shall not have been materially injured, damaged or destroyed by fire or other casualty, nor shall any part of the Mortgaged Property be subject to condemnation proceedings or negotiations for sale in lieu thereof;
(k)    satisfaction of each of the conditions contained in Section 3.2 hereof;
(l)    no Event of Default or any event, circumstance or action which, with the giving of notice, passage of time or failure to cure would give rise to an Event of Default has occurred and is then existing;
(m)    no Material Adverse Change shall have occurred;
(n)    all work typically done at the stage of construction when the Advance is requested shall have been done, and all materials, supplies, chattels and fixtures typically furnished or installed at such stage of construction shall have been furnished or installed; provided, however, that if a Force Majeure Event has occurred, and so long as Borrower is projected to satisfy Section 5.12, any delay in construction work resulting therefrom shall be taken into account in the evaluation of the adequacy of work done on the date the Advance is requested;
(o)    all personal property not yet incorporated into the Improvements but which is to be paid for out of such Advance, must then be situated upon the Land, secured in a method acceptable to Lender, and Lender shall have received evidence thereof; provided, however, Borrower shall be entitled to store personal property or construction materials offsite so long as (i) the value of such offsite stored materials does not, at any point in time, exceed $250,000.00, (ii) Lender has approved, such approval not to be unreasonably withheld, the location and storage arrangements with respect to such offsite personal property or construction materials so as to assure Lender's ongoing lien priority with respect to such items, (iii) such offsite stored materials are insured for the full value thereof against theft and destruction under insurance policies designating Lender as co-loss payee, as evidenced by insurance binders, certificates, or endorsements reasonably satisfactory to Lender, and (iv) Borrower, upon payment for such offsite stored materials, will have absolute title to the offsite stored materials as evidenced by appropriate bills of sale and payment receipts;
(p)    at the request of Lender with respect to any Advance occurring after the foundation for the Improvements has been poured and established, Borrower shall provide an updated Survey approved in writing by Lender and confirming that the location of the new foundation is within

Exhibit 10.2

the boundaries of the Land and in satisfaction of all setback and other Legal Requirements and consistent with the Plans;
(q)    Borrower shall have complied with all requirements of the Inspecting Person and all Governmental Authorities;
(r)    Borrower shall have satisfied any and all requirements imposed pursuant to the Economic Incentive Agreements including, without limitation, those imposed by the Apple Valley Economic Development Authority, Minnesota or the City of Apple Valley, Minnesota, to Lender's reasonable satisfaction;
(s)    Borrower shall have delivered verification to Lender that the City of Apple Valley, Minnesota, has approved the transfer of that certain Business Subsidy Agreement dated as of July 10, 2014, by and between the Apple Valley Economic Development Authority, Minnesota, and IMH Special;
(t)    Lender shall have received written verification acceptable to Lender that Guarantor has satisfied the Liquidity Covenant, as defined in (i) Section 3.9 of the Guaranty-Carve-Out, (ii) Section 3.9 of the Guaranty-Completion or (iii) Section 3.9 of that certain Guaranty-Repayment; and
(u)    Borrower shall have (i) delivered to Lender written verification acceptable to Lender that the Fontana/Fortino/Retail Confessions of Judgment have been fully satisfied and unconditionally released, (ii) caused evidence of the release of the Fontana/Fortino/Retail Confessions of Judgment to be recorded in the real property records of Dakota County, Minnesota, and (iii) obtained any endorsements for the Title Insurance with respect to the Fontana Parcel, the Fortino Parcel, and the Retail Parcel as may be reasonably required by Lender in connection with the release of the Fontana/Fortino/Retail Confessions of Judgment.
Section 3.4.    Conditions to the Final Advance. Lender has no obligation to make the final Advance, including any retainage, unless Lender has received the following:
(c)    Satisfaction of each of the conditions specified in Section 3.1, Section 3.2 and Section 3.3 hereinabove;
(d)    final and unconditional Certificates of Occupancy (or their equivalent) issued by all appropriate Governmental Authorities for all parts of the Improvements;
(e)    an "as‑built" Survey approved in writing by Lender and complying with the requirements of Section 5.15 hereof;
(f)    a written certification from the Inspecting Person in the form of AIA Document G704, executed by Borrower's general contractor and Borrower, certifying (i) that Completion has occurred; (ii) the date of Completion; (iii) that direct connection has been made to all appropriate utility facilities; (iv) that the Improvements are ready for occupancy; and (v) that no portion of the work is incomplete or defective;
(g)    a complete set of "record" plans and specifications for the Improvements, certified as accurate by Borrower's general contractor;
(h)    an affidavit of bills paid in the form of AIA Document G706 executed by each Contractor and any other Person Lender requires and showing no exceptions other than any Contested Item or other items to which Lender has provided its approval, such approval to be provided or withheld in Lender's sole discretion;

Exhibit 10.2

(i)    an endorsement to the Title Insurance deleting all exceptions related to "completion of the improvements" and "pending disbursements;"
(j)    a complete inventory certified by Borrower of the furniture, furnishings, fixtures and equipment owned or leased by Borrower and used in the operation of the Improvements, with leased items, if any, designated as such;
(k)    Lender has received a completion certificate prepared by the Inspecting Person and executed by Borrower and the Design Professional stating that the Improvements have been completed in accordance with the Plans, together with such other evidence that no mechanics or materialmen's liens or other encumbrances have been filed and remain in effect against the Mortgaged Property and that all offsite utilities and streets have been completed to the reasonable satisfaction of Lender and any applicable Governmental Authority;
(l)    Thirty (30) days shall have elapsed since Completion without a notice of a lien claim having been made or a lien filed against any portion of the Mortgaged Property, and Lender shall have received evidence reasonably satisfactory to Lender that no lienholder has an interest in any part of the Mortgaged Property or that any existing lien shall have been bonded over or otherwise removed as an exception to the Title Insurance;
(m)    to the extent, whether through any determination by the Inspecting Person, any condition or notation to any Certificate of Occupancy or other source whatsoever, Lender reasonably determines that an issue exists with respect to the satisfaction of the Improvements or their use in any material respect with any applicable zoning, building code or other Legal Requirement, Borrower shall have provided Lender with reasonably satisfactory evidence that such issue has been resolved and that the Improvements and their use do comply in all material respects with all applicable zoning, building code and Legal Requirements;
(n)    receipt by Lender of evidence satisfactory to Lender that payment in full has been made for all obligations incurred in connection with the construction and completion of all off-site utilities and Improvements (if any) as required by Lender or any Governmental Authority;
(o)    receipt by Lender of evidence satisfactory to Lender that any and all requirements under the Economic Incentive Agreements (including those as may be imposed by the Apple Valley Master Development District or the City of Apple Valley, Minnesota) shall have been satisfied and that Borrower shall be in satisfaction of all conditions applicable at such point in time to Borrower's receipt of the Total Tax Increment Financing Proceeds; and
(p)    any other evidence or information concerning Completion that Lender reasonably requires.
Section 3.5.    Special Allocations.
(c)    Contingency Allocation. Advances from the Allocation identified as "Contingency" or similar in the Budget (the "Contingency Allocation") may, in Lender's reasonable discretion, be made to pay unanticipated or contingent costs and expenses of constructing, developing, maintaining, leasing and promoting the Mortgaged Property and such other unanticipated or contingent costs or expenses with respect to the Mortgaged Property. Absent Lender's election to do otherwise, the Contingency Allocation amount shall only be advanced as follows: (a) no more than fifty percent (50%) of the contingency line item shall be advanced until the Improvements are at least fifty percent (50%) complete (according to the Inspecting Person); (b) no more than seventy-five percent (75%) of the contingency line item shall be advanced until the Improvements are at least seventy-five percent (75%) complete (according to the Inspecting Person); and (c) the remaining twenty-five percent (25%) of the contingency line item shall not

Exhibit 10.2

be advanced until after the Improvements are greater than seventy-five percent (75%) complete (according to the Inspecting Person). Furthermore, Advances from the Contingency Allocation shall be made to Borrower not more frequently than one (1) time per month contemporaneously with the time of an Advance hereunder.
(d)    Developer's Fee Allocation. Advances from the Allocation identified as "Developer Fee" or "Predevelopment Fee" (the "Developer's Fee Allocation") may be made for the payment of all development fees; provided, however, such Advances shall be limited to a sum equal to (i) 22% of the aggregate amount so allocated pursuant to the Budget to be paid prior to the commencement of construction, (ii) 60% of the amount so allocated to be paid no sooner than dictated by a percentage of completion basis determined by Lender utilizing information provided by the Inspecting Person and calculated without regard to soft costs or the Loan Amount, and (iii) the last 18% of such allocation to be funded only upon Lender’s receipt of all Certificates of Occupancy for the Improvements. Notwithstanding the foregoing, Lender hereby approves the terms and conditions, including any payment provisions, contained in that certain Development Services Agreement, as defined in Section 5.27 hereof.
(e)    Interest Allocation. Advances from the Allocation identified as "Interest" or similar in the Budget (the "Interest Allocation") may be made for accrued but unpaid interest on each interest payment date specified in the Note. Lender is hereby authorized (with or without Borrower's request) to credit the Note directly for such interest payment by interest journal entries on Lender's books and such amount shall be deemed an Advance. Following Borrower's satisfaction of any equity requirements, Borrower may provide Lender with a Draw Request to make an interest Advance in the amount equal to the accrued but unpaid interest under the unpaid Note. Upon the earlier of Stabilization and the Advance of the entire Interest Allocation, Borrower shall make interest payments directly to Lender in accordance with the provisions of the Note, but shall not be entitled to any other Advances to pay such interest. Further, to the extent that either (i) there is sufficient Net Cash Flow or (ii) there are sufficient funds on deposit in the Cash Flow Reserve (and made available by Lender), such funds shall be utilized to pay the interest obligations on the Note prior to any Advance from the Interest Allocation. Borrower agrees and acknowledges that the insufficiency of the amount of the Interest Allocation is not intended to, and shall therefore not, constitute a limitation on the obligation of Borrower to pay interest due and owing under the Note.
(f)    Operating Loss Allocation. Advances from the Allocation identified as the "Operating Loss Allocation" or similar in the Budget (the "Operating Loss Allocation") may be made for bona fide operating losses (evidenced by Borrower’s financial statements) occurring with respect to the Mortgaged Property as Lender may approve. Lender's consent with respect to any requested Advance from the Operating Loss Allocation shall be subject to Lender's sole discretion. Upon the earlier of Stabilization and an Advance of the entire Operating Loss Allocation, Borrower shall fund further operating losses directly and shall not be entitled to any other Advances for such purpose. Further, to the extent that there are sufficient funds on deposit in the Cash Flow Reserve (and made available by Lender), such funds shall be utilized to pay operating losses prior to any Advance from the Operating Loss Allocation. Borrower agrees and acknowledges that the insufficiency of the amount of the Operating Loss Allocation is not intended to, and shall therefore not, constitute a limitation on the obligation of Borrower to pay operating losses.
(g)    Tax and Insurance Allocation. Advances from the Allocation identified as "Taxes and Insurance" or similar in the Budget (the "Tax and Insurance Allocation") may be made for real estate taxes or for insurance premiums with respect to the Mortgaged Property. Any Advance

Exhibit 10.2

requested by Borrower from such Allocation shall be required to satisfy the same conditions as required for a disbursement from the Impositions Reserve as described in Section 6.6 hereof. Upon the earlier of Borrower first being required to make deposits into the Impositions Reserve pursuant to Section 6.6 hereof or an Advance of the entire Tax and Insurance Allocation, Borrower shall fund further real estate tax and insurance premium costs directly (or, subject to the requirements of Section 6.6 hereof, from the Impositions Reserve) and shall not be entitled to any other Advance for such purpose. Further, to the extent that either (i) there is sufficient Net Cash Flow or (ii) there are sufficient funds on deposit in the Cash Flow Reserve (and made available by Lender), such funds shall be utilized to pay the real estate taxes, and insurance premiums with respect to the Mortgaged Property prior to any Advance from the Tax and Insurance Allocation. Borrower agrees and acknowledges that the insufficiency of the amount of the Tax and Insurance Allocation is not intended to, and shall therefore not, constitute a limitation on the obligation of Borrower to pay the real estate taxes and insurance premiums with respect to the Mortgaged Property.
Section 3.6.    Borrower's Deposit. A Reserve account ("Borrower's Deposit") shall be established at Lender to the extent required pursuant to this Section 3.6 which Borrower's Deposit shall be managed and held in accordance with the terms of this provision. Borrower shall have no access whatsoever to the Borrower's Deposit except pursuant to the terms of this Section 3.6. If at any time Lender shall in its reasonable discretion deem that the undisbursed proceeds of the Loan are insufficient to meet the costs of completing construction of the Improvements plus the cost of insurance, ad valorem taxes, interest or other required payments on the Loan and other normal costs of the Improvements (including the operation thereof), Borrower shall deposit with Lender, within five (5) days of Lender's written request therefor, sufficient additional funds to cover the deficiency which Lender reasonably deems to exist. All sums in the Borrower's Deposit shall be subject to designation by Lender as being allocated to interest carry, contingency or any other allocation as Lender may designate. At Lender's discretion, monies in the Borrower's Deposit will be disbursed by Lender to Borrower pursuant to the terms and conditions hereof as if they constituted a part of the Loan being made hereunder.
Section 3.7.    No Third Party Beneficiaries. The benefits of this Agreement shall not inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any materialmen, subcontractors, contractors, laborers or others for goods and materials supplied or work and labor furnished in connection with the construction of the Improvements or for debts or claims accruing to any such Persons against Borrower. Lender shall not be liable for the manner in which any Advances under this Agreement may be applied by Borrower, Contractor and any of Borrower's other contractors or subcontractors. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Lender, or any of its officers, directors, agents or employees, in favor of any contractor, subcontractor, supplier of labor or materials, or any of their respective creditors, or any other Person other than Borrower. Without limiting the generality of the foregoing, Advances made to any contractor, subcontractor or supplier of labor or materials, pursuant to any requests for Advances, whether or not such request is required to be approved by Borrower, shall not be deemed a recognition by Lender of a third‑party borrower status of any such Person.
ARTICLE IV
WARRANTIES AND REPRESENTATIONS
Borrower hereby unconditionally warrants and represents to Lender, as of the date hereof and at all times during the term of the Agreement, as follows:

Exhibit 10.2

Section 4.1.    Organization and Power. If Borrower or any Constituent Party is a corporation, limited liability company, general partnership, limited partnership, limited liability partnership, joint venture, trust or other type of business association, as the case may be, Borrower and any Constituent Party, if any, (i) is duly incorporated or organized with a legal status separate from its Affiliates, validly existing, and in good standing under the laws of the state of its formation or existence, and has complied with all conditions prerequisite to its doing business in the state in which the Mortgaged Property is situated, and (ii) has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and documentation to own, lease and operate its properties and to carry on its business as now being, and as proposed to be, conducted.
Section 4.2.    Validity of Loan Documents. The execution, delivery and performance by Borrower of the Loan Documents (other than the Guaranty) (i) if Borrower or any Constituent Party is a corporation, limited liability company, general partnership, limited partnership, joint venture, trust or other type of business association, as the case may be, are within Borrower's and each Constituent Party's powers and have been duly authorized by Borrower's and each Constituent Party's board of directors, shareholders, partners, venturers, trustees or other necessary parties, and all other requisite action for such authorization has been taken; (ii) have received any and all requisite prior governmental approvals in order to be legally binding and enforceable in accordance with the terms thereof; and (iii) will not violate, be in conflict with or constitute (with due notice or lapse of time, or both) a default under any Legal Requirement or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Borrower's and any Constituent Party's or Guarantor's property or assets, except as contemplated by the provisions of the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower, Guarantor and others obligated under the terms of the Loan Documents, enforceable in accordance with their respective terms.
Section 4.3.    Information. All information, financial statements, reports, papers and data given or to be given to Lender with respect to Borrower, each Constituent Party, Guarantor and others obligated under the terms of the Loan Documents or the Mortgaged Property are, or at the time of delivery will be, accurate, complete and correct in all material respects and do not, or will not, omit any fact, the inclusion of which is necessary to prevent the facts contained therein from being materially misleading. Since the date of the financial statements of Borrower, any Constituent Party, Guarantor or other party liable for payment of the Indebtedness or performance of the Obligations or any part thereof heretofore furnished to Lender, no Material Adverse Change has occurred, and except as heretofore disclosed in writing to Lender, Borrower, each Constituent Party, Guarantor or any other such party has not incurred any material liability, direct or indirect, fixed or contingent.
Section 4.4.    Business Purposes. The Loan evidenced by the Note is solely for the purpose of carrying on or acquiring a business of Borrower, and is not for personal, family, household or agricultural purposes.
Section 4.5.    Mailing Address. Borrower's mailing address, as set forth in the notice provision hereof or as changed pursuant to such provision, is true and correct.
Section 4.6.    Relationship of Borrower and Lender. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.
Section 4.7.    No Reliance on Lender. Borrower is experienced in the ownership and operation of properties similar to the Mortgaged Property, and Borrower and Lender have and are relying solely upon Borrower's expertise and business plan in connection with the construction of the Improvements

Exhibit 10.2

and ownership and operation of the Mortgaged Property. Borrower is not relying on Lender's expertise or business acumen in connection with the Mortgaged Property.
Section 4.8.    No Litigation. After due investigation and inquiry, there are no (i) actions, suits or proceedings, at law or in equity, before any Governmental Authority or arbitrator pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower or involving the Mortgaged Property; (ii) outstanding or unpaid judgments against Borrower or the Mortgaged Property; or (iii) defaults by Borrower with respect to any order, writ, injunction, decree or demand of any Governmental Authority or arbitrator.
Section 4.9.    Plans. The Plans are satisfactory to Borrower and are, to the best of Borrower’s knowledge, in compliance with all Legal Requirements and, to the extent required by Legal Requirements or any effective restrictive covenant, have been approved by each Governmental Authority and/or by the beneficiaries of any such restrictive covenant affecting the Mortgaged Property.
Section 4.10.    Legal Requirements. To the best of Borrower's knowledge after investigation and due inquiry, no violation of any Legal Requirements exists with respect to the Mortgaged Property and neither Borrower nor Guarantor are in default with respect to any Legal Requirements.
Section 4.11.    Utility Services. To the best of Borrower’s knowledge, all utility services of sufficient size and capacity necessary for the construction of the Improvements and the use thereof for their intended purposes are available at the property line(s) of the Land for connection to the Improvements, including potable water, storm and sanitary sewer, gas, electric, telephone facilities and cable TV.
Section 4.12.    Access. All roads necessary for the full utilization of the Improvements for their intended purposes have been completed and have been dedicated to the public use and accepted by the appropriate Governmental Authority.
Section 4.13.    No Commencement. As of the date of this Agreement, no steps to commence construction on the Land, including steps to clear or otherwise prepare the Land for construction thereon or the delivery of material for use in construction of the Improvements, have been taken, nor has any contract or other agreement for construction thereon been entered into, for furnishing materials for such construction or for any other purpose, including with a Design Professional, the performance of which by the other party thereto would give rise to a lien on the Land.
Section 4.14.    Financial Statements. Each financial statement of Borrower or Guarantor delivered heretofore, concurrently herewith or hereafter to Lender was and will be prepared in conformity with Acceptable Accounting Standards and completely and accurately disclose the financial condition of such applicable entity (including all contingent liabilities) as of the date thereof and for the period covered thereby, and there has been no Material Adverse Change in any of Borrower's or Guarantors' financial condition subsequent to the date of the most recent financial statement of such party delivered to Lender.
Section 4.15.    Statements. No certificate, statement, report or other information delivered heretofore, concurrently herewith or hereafter by Borrower or Guarantor to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains or will contain any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading, and same were true, complete and accurate as of the date hereof.
Section 4.16.    ERISA. None of Borrower, Guarantor or any such party's Constituent Parties are an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of such parties do not constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3‑101.

Exhibit 10.2

Section 4.17.    Indebtedness, Operations and Fundamental Changes of Borrower. Borrower: (a) does not own any asset other than (i) the Mortgaged Property, and (ii) incidental personal property necessary for the operation of the Mortgaged Property; (b) is not engaged in any business other than the ownership, management and operation of the Mortgaged Property; (c) has not entered into any contract or agreement with any member, manager, general partner, principal or Affiliate of Borrower, except as has been disclosed to Lender and which is upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms' length basis with third parties other than an Affiliate; (d) has not incurred any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Indebtedness, and (ii) trade payables or accrued expenses incurred in the ordinary course of business of operating the Mortgaged Property; no debt whatsoever may be secured (senior, subordinate or pari passu) by the Mortgaged Property except the Indebtedness; (e) has not made any loans or advances to any third party (including any member, manager, general partner, principal or Affiliate of Borrower or Guarantor); (f) is solvent and is able to pay its debts from its assets as the same shall become due; (g) has done all things necessary to preserve its existence and organizational formalities; and has not amended, modified or otherwise changed its organizational documents (or allowed a general partner, member, manager or any other party to change its organizational documents) except as has been disclosed to Lender and, in any case, has not made or allowed any such amendment, modification or change which adversely affects Borrower or any such general partner's, member's or manager's existence as a single‑purpose, single‑asset "bankruptcy remote" entity; (h) has continuously conducted and operated its business as presently conducted and operated; (i) has maintained its books and records and bank accounts separate from those of its Affiliates, including its general partners, principals and members; (j) has at all times held itself out to the public as a legal entity separate and distinct from any other entity (including any general partner, principal, member or Affiliate); (k) has filed its own tax returns (if yet applicable); (l) has maintained and currently maintains adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (m) has not, nor has any member, manager, shareholder, partner, principal or Affiliate sought the dissolution or winding up, in whole or in part, of Borrower; (n) has not entered into any transaction of merger or consolidation, or acquired by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any entity; (o) has not commingled the funds and other assets of Borrower with those of any member, manager, general partner, principal or Affiliate or any other Person; (p) has maintained its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; (q) has, and any general partner, member or manager of Borrower has, at all times since their respective formation, observed all legal and customary formalities regarding their respective formation; (r) does not hold itself out to be responsible for the debts and obligations of any other Person; and (s) is not currently the subject of a voluntary or involuntary bankruptcy proceeding or other insolvency proceeding whatsoever.
Section 4.18.    No Investment Company. None of Borrower, Guarantor or any such parties' Constituent Parties is an "investment company" within the meaning of the Investment Company Act of 1940, nor is any such party "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.
Section 4.19.    No Margin Stock. Neither Borrower nor any Constituent Parties is engaged principally or has as one of its important activities, directly or indirectly, the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Loan will be used, directly or indirectly, to purchase or carry any margin stock or be made available by any such parties in any manner to any other Person to enable or assist such person in purchasing or carrying margin stock, or otherwise used or made available for any other purpose which might violate the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

Exhibit 10.2

Section 4.20.    Disclaimer of Extension or Permanent Financing. Borrower acknowledges and agrees that, except as specifically provided in Section 2.3 of this Agreement, Lender has not made any commitments, either express or implied, to extend the term of the Loan past its stated maturity date or to provide Borrower with any further financing with respect to the Mortgaged Property including any financing of a "permanent" nature.
Section 4.21.    No Current Pledge of Ownership Interest. Except with respect to the Approved NWRA Pledge approved by Lender under this Agreement and the NWRA Intercreditor Agreement, no direct or indirect ownership interest in Borrower, any Constituent Party or any owner, directly or indirectly therein (including any owner, directly or indirectly, of a beneficial interest) shall be subjected to a security interest, pledge, agreement to sell or any other similar encumbrance and no such security interest, pledge, agreement to sell or similar encumbrance currently exists with respect to any such interest; provided, however, that the pledge of a direct or indirect ownership interest in Borrower shall be acceptable to the extent that the resulting, corresponding transfer would be a Permitted Disposition.
Section 4.22.    No Leases. No portion of the Mortgaged Property is currently subject to any Leases.
Section 4.23.    Economic Incentive Agreements. Borrower has provided Lender with a true, correct and complete copy of all Economic Incentive Agreements including, without limitation, all agreements relative to the Tax Increment Financing, which documents are specified on Exhibit F attached hereto and made a part hereof for all purposes. All of the Economic Incentive Agreements are in full force and effect and have not been modified or amended in any manner whatsoever, except as described on Exhibit F. Furthermore, to Borrower's knowledge, there are no defaults under the Economic Incentive Agreements and no event has occurred which, but for the passage of time or notice or both would constitute a default under the Economic Incentive Agreements; and to Borrower's knowledge, no action has commenced and no notice has been given or received for the purpose of terminating, amending, or diminishing in any respect the benefits or interests purported to be conferred unto Borrower pursuant to the Economic Incentive Agreements.
ARTICLE V
COVENANTS OF BORROWER
Borrower hereby unconditionally covenants and agrees with Lender, until the Loan shall have been paid in full and the lien of the Lien Instrument shall have been released, as follows:
Section 5.1.    Existence. Borrower will and will cause each Constituent Party to preserve and keep in full force and effect its existence (separate and apart from its Affiliates), rights, franchises and trade names.
Section 5.2.    Compliance with Legal Requirements. Borrower will promptly and faithfully (and will promptly and faithfully cause the Mortgaged Property to) comply with, conform to and obey all Legal Requirements, whether the same shall necessitate structural changes in, improvements to or interfere with the use or enjoyment of the Mortgaged Property.
Section 5.3.    Payment of Impositions. Except for Contested Items, Borrower will duly pay and discharge, or cause to be paid and discharged, the Impositions not later than the earlier to occur of (i) the due date thereof; (ii) the day any fine, penalty, interest or cost may be added thereto or imposed; or (iii) the day any lien may be filed for the nonpayment thereof (if such day is used to determine the due date of the respective item), and Borrower shall deliver to Lender a written receipt evidencing the payment of the respective Imposition.
Section 5.4.    Repair. Upon Completion, Borrower will keep the Mortgaged Property in no less than an industry standard condition for new projects similar in nature and location to the Improvements

Exhibit 10.2

and will make all repairs, replacements, renewals, additions, betterments, improvements and alterations thereof and thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, which are necessary or reasonably appropriate to keep same in such order and condition.
Section 5.5.    Insurance. Borrower shall, at Borrower's expense, maintain in force and effect on the Mortgaged Property at all times while this Agreement continues in effect insurance coverage satisfying Lender's then current requirements and criteria (including, without limitation, Lender's requirements as to amount, identity of insurer and nature of coverage). All such insurance shall (i) be with insurers authorized to do business in the state in which the Land is situated and who have and maintain a rating of at least A‑, V or better from Best's Insurance Guide; (ii) contain the complete address of the Land (or a complete legal description); (iii) be for a term of at least one (1) year; (iv) contain deductibles no greater than Ten Thousand and No/100 Dollars ($10,000.00) or as otherwise required by Lender; and (v) be subject to the approval of Lender as to insurance companies, amounts, content, forms of policies, method by which premiums are paid and expiration dates. Borrower shall as of the date hereof deliver to Lender evidence that said insurance policies have been paid current as of the date hereof and certified copies of such insurance policies and original certificates of insurance signed by an authorized agent evidencing such insurance satisfactory to Lender. Borrower shall renew all such insurance and deliver to Lender certificates evidencing such renewals at least fifteen (15) days before any such insurance shall expire. Without limiting the required endorsements to insurance policies, Borrower further agrees that all such policies shall provide that proceeds thereunder shall be payable to Lender, its successors and assigns, pursuant and subject to a mortgagee clause (without contribution) of standard form attached to, or otherwise made a part of, the applicable policy and that Lender, its successors and assigns, shall be named as an additional insured under all liability insurance policies. Borrower further agrees that all such insurance policies: (i) shall provide for at least fifteen (15) days' prior written notice to Lender prior to any cancellation or termination thereof and prior to any modification thereof which affects the interest of Lender; (ii) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Lender in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of such insurance; and (iii) shall either name Lender as an additional insured or waive all rights of subrogation against Lender. The delivery to Lender of the insurance policies or the certificates of insurance as provided above shall constitute an assignment of all proceeds payable under such insurance policies by Borrower to Lender as further security for the Indebtedness secured hereby. Borrower shall deliver to Lender Borrower's environmental insurance policies satisfactory to Lender, which policies shall name Lender an additional insured under such environmental insurance policies. In the event of foreclosure of the Lien Instrument, or other transfer of title to the Mortgaged Property in extinguishment in whole or in part of the secured Indebtedness, all right, title and interest of Borrower in and to all proceeds payable under such policies then in force concerning the Mortgaged Property shall thereupon vest in the purchaser at such foreclosure, or in Lender or other transferee in the event of such other transfer of title. Approval of any insurance by Lender shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Lender the policies of insurance required by this Agreement or evidence of their renewal as required herein, Lender may, but shall not be obligated to, procure such insurance at Borrower's sole expense and Borrower shall pay all amounts advanced by Lender, together with interest thereon at the Default Interest Rate from and after the date advanced by Lender until actually repaid by Borrower, promptly upon demand by Lender. Any amounts so advanced by Lender, together with interest thereon at the Default Interest Rate, shall be secured by this Agreement, the Lien Instrument and by all of the other Loan Documents securing all or any part of the Indebtedness. Lender shall not be responsible for nor incur any liability for the insolvency of the insurer or other failure of the insurer to perform, even though Lender has caused the insurance to be placed with the insurer after failure of Borrower to furnish such insurance.

Exhibit 10.2

COLLATERAL PROTECTION INSURANCE NOTICE: (A) BORROWER IS REQUIRED TO (i) KEEP THE MORTGAGED PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT SPECIFIED HEREIN; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE WHERE THE LAND IS LOCATED OR AN ELIGIBLE SURPLUS LINES INSURER OR OTHERWISE AS PROVIDED HEREIN; AND (iii) NAME LENDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS AS PROVIDED HEREIN; (B) SUBJECT TO THE PROVISIONS HEREOF, BORROWER MUST, IF REQUIRED BY LENDER, DELIVER TO LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) SUBJECT TO THE PROVISIONS HEREOF, IF BORROWER FAILS TO MEET LENDER'S REQUIREMENTS FOR INSURANCE COVERAGE AS DESCRIBED HEREINABOVE, LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER'S EXPENSE.
Section 5.6.    Inspection. Borrower will permit Lender and its agents, representatives and employees, to inspect the Mortgaged Property at all reasonable times, with or without prior notice to Borrower.
Section 5.7.    Payment for Labor and Materials. Except for a Contested Item, Borrower will promptly pay all bills for labor, materials and specifically fabricated materials incurred in connection with the Mortgaged Property and never permit to exist in respect of the Mortgaged Property or any part thereof any lien or security interest, even though inferior to the liens and security interests hereof, for any such bill, and in any event never permit to be created or exist in respect of the Mortgaged Property, or any part thereof, any other or additional lien or security interest on a parity with, superior or inferior to any of the liens or security interests hereof, except for the Permitted Exceptions.
Section 5.8.    Further Assurances and Corrections. From time to time, at the request of Lender, Borrower will (i) promptly correct any defect, error or omission which may be discovered in the contents of any of the Loan Documents or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver, record and/or file such further instruments, including any documentation evidencing the complete satisfaction and unconditional release of the Confessions of Judgment, and perform such further acts and provide such further assurances as may be necessary, desirable or proper, in Lender's opinion, to carry out more effectively the purposes of the Loan Documents; (iii) execute, acknowledge, deliver, procure, file and/or record any document or instrument (including any Financing Statement) deemed advisable by Lender to protect the liens and the security interests herein granted against the rights or interests of third persons; provided, however, to the extent Lender should elect to do so, Borrower hereby irrevocably authorizes Lender at any time and from time to time to prepare and file of record in any jurisdiction an "all-assets" Financing Statement, subsequent Financing Statements or Financing Statement Amendments deemed advisable by Lender to protect the liens and security interests herein granted against the rights or interests of third persons without any signature by Borrower or any representative thereof; and (iv) pay all costs connected with any of the foregoing.
Section 5.9.    Statement of Unpaid Balance. At any time and from time to time, Borrower will furnish promptly, upon the request of Lender, a written statement or affidavit, in form satisfactory to Lender, stating the unpaid balance of the Indebtedness and that there are no offsets or defenses against full payment of the Indebtedness and the terms hereof, or if there are any such offsets or defenses, specifying them.
Section 5.10.    Disclosures. If at any time Borrower shall become aware of the existence or occurrence of any financial or economic conditions or natural disasters which might constitute a Material Adverse Change, Borrower shall promptly notify Lender of the existence or occurrence thereof and of Borrower's opinion as to what effects such may have on the Mortgaged Property or Borrower. Borrower

Exhibit 10.2

shall also give prompt notice to Lender of (i) the serious illness or death of any principal or key employee of Borrower; (ii) any litigation or dispute, threatened or pending against or affecting Borrower, the Mortgaged Property or Guarantor which could constitute a Material Adverse Change; (iii) any Event of Default; (iv) any default by Borrower or any acceleration of any indebtedness owed by Borrower under any contract to which Borrower is a party; (v) any default by Guarantor or any acceleration of any indebtedness owed by Guarantor under any contract to which such entity is a party; and (vi) any change in the character of Borrower's business as it existed on the date hereof.
Section 5.11.    Delivery of Contracts. Borrower will deliver to Lender a copy of each Contract promptly after the execution of same by all parties thereto. Within twenty (20) days after a request by Lender, Borrower shall prepare and deliver to Lender a complete listing of all Contracts, showing date, term, parties, subject matter, concessions, whether any defaults exist and other information specified by Lender with respect to each of such Contracts, together with a copy thereof (if so requested by Lender).
Section 5.12.    Commencement and Completion. Borrower will cause the construction of the Improvements to commence by the Commencement Date and to be prosecuted with diligence and continuity and will complete the same in accordance with the Plans on or before the Completion Date, free and clear of liens or claims for liens for material supplied and for labor services performed in connection with the construction of the Improvements. Without limiting the foregoing, on or before the Completion Date Borrower shall have fully satisfied the requirements of Section 3.4 hereof.
Section 5.13.    No Changes. Borrower will not amend, alter or change (pursuant to change order, amendment or otherwise) the Plans unless the same shall either (i) be a Permitted Change, or (ii) have been approved in advance in writing by Lender, by all applicable Governmental Authorities and by each surety under payment or performance bonds covering the Construction Contract or any other contract for construction of all or a part of the Improvements. Notwithstanding the foregoing, in the event of a Force Majeure Event, the time for Borrower to comply with its obligations hereunder shall be extended by a maximum of ninety (90) days, in the aggregate, on or during which Borrower is prevented from, or is interfered with, the fulfillment of its obligations as a result of such Force Majeure Event, and the Commencement Date and Completion Date shall be extended accordingly.
Section 5.14.    Advances. Advances received by Borrower will be held in a trust fund for the purpose of paying the cost of construction of the Improvements and related nonconstruction costs related to the Mortgaged Property as provided for herein. Borrower will apply the same promptly to the payment of the costs and expenses for which each Advance is made and will not use any part thereof for any other purpose.
Section 5.15.    Surveys. Borrower will furnish Lender, in accordance with the terms and conditions of this Agreement and at Borrower's expense, an ALTA/ACSM survey prepared by a registered engineer or surveyor acceptable to Lender, showing that the locations of the Improvements, and certifying that same are entirely within the property lines of the Land, do not encroach upon any easement, setback or building line or restrictions, are placed in accordance with the Plans, all Legal Requirements and all restrictive covenants affecting the Land and/or Improvements, and showing no state of facts objectionable to Lender (a "Survey").
Section 5.16.    Defects and Variances. Borrower will, upon demand of Lender and at Borrower's sole expense, correct any structural defect in the Improvements, or any variance from the Plans which is not either (i) a Permitted Change, or (ii) approved in writing by Lender.
Section 5.17.    No Disposition or Subordinate Lien Instruments.
(a)    Neither Borrower nor any shareholder, member or partner of Borrower shall cause or allow a Disposition to occur (other than a Permitted Disposition or in connection with the

Exhibit 10.2

payment in full of Borrower’s obligations under the Note) without obtaining Lender's prior written consent to the Disposition.
(b)    Borrower will not create, place or permit to be created or placed or through any act or failure to act, acquiesce in the placing of, or allow to remain any Subordinate Lien Instrument regardless of whether such Subordinate Lien Instrument is expressly subordinate to the liens or security interests of the Loan Documents with respect to the Mortgaged Property or any part thereof, other than the Permitted Exceptions or any Contested Item.
Section 5.18.    Inspecting Person. Borrower will pay the fees and expenses of, and cooperate, with the Inspecting Person and will cause the Design Professional, the Contractor and each contractor and subcontractor and the employees of each of them to cooperate with the Inspecting Person and, upon request, will furnish the Inspecting Person whatever the Inspecting Person may consider reasonably necessary or useful in connection with the performance of the Inspecting Person's duties. Without limiting the generality of the foregoing, Borrower shall furnish or cause to be furnished such items as working details, plans and specifications and details thereof, samples of materials, licenses, permits, certificates of public authorities, zoning ordinances, building codes and copies of the contracts between such Person and Borrower (if applicable). Borrower will permit Lender, the Inspecting Person and their representative to enter the Mortgaged Property for the purposes of inspecting same. Borrower acknowledges that the duties of the Inspecting Person run solely to Lender and that the Inspecting Person shall have no obligations or responsibilities whatsoever to Borrower, Contractor, the Design Professional or to any of Borrower's or Contractor's agents, employees, contractors or subcontractors.
Section 5.19.    BROKERS. EXCEPT FOR THOSE CLAIMS THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, BORROWER WILL INDEMNIFY LENDER FROM CLAIMS OF BROKERS ARISING BY REASON OF THE EXECUTION HEREOF OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 5.20.    Intentionally Deleted.
Section 5.21.    Economic Incentive Agreements. Borrower shall perform and observe diligently and timely each and every covenant, term, and condition required pursuant to the Economic Incentive Agreements. Borrower shall give immediate notice to Lender of any default within Borrower's knowledge by Borrower or any other party under the Economic Incentive Agreements and of receipt by Borrower of any written notice of default under the Economic Incentive Agreements, and shall furnish to Lender all information and documentation that it may require with respect to the performance or nonperformance by Borrower under the terms, conditions and covenants of the Economic Incentive Agreements. Without limiting the foregoing, Borrower shall provide to Lender periodic reports of any nature including, without limitation, reports relative to the timing of anticipated fundings of the proceeds of the Tax Increment Financing. Borrower shall not amend or terminate any of the Economic Incentive Agreements absent obtaining the prior written consent of Lender with respect thereto, and Borrower shall not assign or pledge to any party other than Lender any right or interest in or to the Economic Incentives. Borrower shall use reasonable, good-faith efforts to, from time to time, obtain from, as requested, the Apple Valley Master Development District and/or the City of Apple Valley, Minnesota, such certificates of estoppel with respect to compliance by Borrower with the terms of the Economic Incentive Agreements as may be requested by Lender.
Section 5.22.    Payment of Expenses. Borrower will promptly reimburse Lender for all expenses of Lender, including reasonable attorneys' fees incurred in connection with the (i) preparation, execution, delivery, administration and performance of the Loan Documents, (ii) response to and/or evaluation of requests by Borrower including, without limitation, requests for consents of Lender pursuant to the terms

Exhibit 10.2

of this Agreement, (iii) other servicing costs or expenses relative to the Loan, the Loan Documents or the Mortgaged Property, and (iv) occurrence of any Default or Event of Default, any remedial measures with respect thereto or strategic considerations to same. Borrower shall pay or reimburse to Lender all reasonable costs and expenses relating to the Mortgaged Property and for which an Advance is made, including title insurance and examination charges, survey costs, insurance premiums, filing and recording fees and other expenses payable to third parties incurred by Lender in connection with the consummation of the transactions contemplated by this Agreement.
Section 5.23.    Notices Received. Borrower will promptly deliver to Lender a true and correct copy of all material notices received by Borrower from any Person with respect to Borrower, Guarantor, the Mortgaged Property or any or all of them, which in any way relates to or affects the Loan or the Mortgaged Property.
Section 5.24.    Leases and Leasing.
(a)    Borrower shall not enter into any Lease which is not an Approved Tenant Lease absent obtaining the prior written consent of Lender. Borrower shall not execute any Lease for all or a substantial portion of the Mortgaged Property.
(b)    In the event that Borrower elects to utilize a form of Lease that is different from the then Approved Tenant Lease Form, Borrower will obtain the prior written consent of Lender as to such new form of Lease to be utilized in leasing the Mortgaged Property, or any part thereof, prior to entering into any new Lease of all or any part of the Mortgaged Property, which such new form, once approved, shall thereafter be deemed the Approved Tenant Lease Form.
(c)    Borrower shall at all times promptly and faithfully perform, or cause to be performed, all of the material covenants, conditions and agreements contained in all Leases with respect to the Mortgaged Property, now or hereafter existing, on the part of the landlord, lessor or licensor thereunder to be kept and performed. Borrower shall not do or suffer to be done any act that might result in a default by the landlord, lessor or licensor under any such Lease and shall not further assign any such Lease or any such rents. Borrower shall not assign its interest in the Leases or any rights thereunder except to Lender pursuant to the Loan Documents.
(d)    Borrower shall deal with its relationship with tenants under Leases in a professional manner consistent with management practices for properties similar to the Improvements in the area in which the Improvements are located including in its decisions with respect to the enforcement of Borrower's obligations under the Leases, the modification, termination or acceptance of a surrender under any of the Leases as well as any waiver or release of any party from the performance or observance of any obligation or condition under the Leases. Except consistent with reasonable management practices for properties similar to the Improvements in the area in which the Improvements are located and as may be undertaken consistent with the ordinary course of business, Borrower shall not permit the prepayment of any rents under any of the Leases for more than one (1) month prior to the due date thereof.
(e)    Borrower shall fully and timely satisfy all leasing requirements imposed under the applicable Economic Incentive Agreements, including, without limitation, all leasing requirements applicable to low-income tenants.
Section 5.25.    Statements and Reports. Borrower agrees to maintain full and accurate books of account and other records reflecting the results of the operations of the Mortgaged Property and shall deliver to Lender, during the term of the Loan and until the Loan has been fully paid and satisfied, the following statements and reports:

Exhibit 10.2

(a)    quarterly, unaudited financial statements, balance sheets and income statements of Borrower within thirty (30) days after the end of each calendar quarter (and accurate as of the last day of each such period), which shall include for each such period a balance sheet and income statement together with a schedule of contingent liabilities and a statement of projected cash flows, which financial statements and related materials shall be prepared in accordance with Acceptable Accounting Standards and certified to by the chief financial officer of Borrower;
(b)    semi-annual, unaudited financial statements, balance sheets and income statements of Guarantor within thirty (30) days after the end of each June and December (and accurate as of the last day of each such month), which shall include for each such period a balance sheet and income statement together with a schedule of contingent liabilities and a statement of projected cash flows, which financial statements and related materials shall be prepared in accordance with Acceptable Accounting Standards and certified to by the chief financial officer of such entity (or, in the case of an individual Guarantor, that Guarantor);
(c)    copies of all state (if applicable) and federal tax returns prepared with respect to Borrower and Guarantor (as well as any extension requests with respect thereto) within thirty (30) days of such returns being filed with the Internal Revenue Service or applicable state authority;
(d)    upon the opening of the Mortgaged Property for occupancy by any tenant under any Lease at the Mortgaged Property and thereafter, monthly operating statements, balance sheet, income statement and rent roll with respect to the Mortgaged Property, within twenty (20) days after the end of each calendar month, prepared in such form and detail as Lender may require and in accordance with Acceptable Accounting Standards and certified by an appropriate office of Borrower;
(e)    a Compliance Certificate effective as of each calendar quarter's end and delivered to Lender no later than thirty (30) days after such calendar quarter's end; and
(f)    such other reports and statements from Borrower and Guarantor as Lender may reasonably require from time to time.
Section 5.26.    ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or any of the other Loan Documents) to be a non‑exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that: (a) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(3) of ERISA; (b) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (c) one or more of the following circumstances is true: (1) Equity interests in Borrower are publicly offered securities within the meaning of 29 C.F.R. Section 2510.3‑101(b)(2); (2) Less than twenty‑five percent (25%) of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3‑101(f)(2); or (3) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3‑101(c), or as an investment company registered under the Investment Company Act of 1940.
Section 5.27.    Indebtedness, Operations and Fundamental Changes of Borrower. Borrower: (a) will not own any asset other than (i) the Mortgaged Property, and (ii) incidental personal property necessary for the operation of the Mortgaged Property; (b) will not engage in any business other than the ownership, management and operation of the Mortgaged Property; (c) will not enter into any contract or

Exhibit 10.2

agreement with any member, manager, general partner, principal or Affiliate of Borrower or any Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's length basis with third parties other than an Affiliate; provided, however that Borrower has entered into that certain Amended and Restated Development Services Agreement for Legacy Village at Apple Valley, MN with Titan Development I, LLC, dated April 9, 2014 (as amended, the “Development Services Agreement”), and Lender hereby acknowledges and approves the same.; (d) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Indebtedness, and (ii) trade payables or accrued expenses incurred in the ordinary course of business of operating the Mortgaged Property; no debt whatsoever may be secured (senior, subordinate or pari passu) by the Mortgaged Property except the Indebtedness; (e) will not make any loans or advances to any third party (including any member, manager, general partner, principal or Affiliate of Borrower or Guarantor); (f) will be solvent and pay its debts from its assets as the same shall become due; (g) will do all things necessary to preserve its existence and organizational formalities, and will not, nor will any general partner, member, manager or any other party, amend, modify or otherwise change its organizational documents in a manner which adversely affects Borrower or any such general partner's, member's or manager's existence as a single‑purpose, single‑asset "bankruptcy remote" entity; (h) will conduct and operate its business as presently conducted and operated; (i) will maintain books and records and bank accounts separate from those of its Affiliates, including its general partners, principals and members; (j) will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any general partner, principal, member or Affiliate thereof); (k) will file its own tax returns; (l) will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (m) will not, nor will any member, manager, shareholder, partner, principal or Affiliate, seek the dissolution or winding up, in whole or in part, of Borrower; (n) will not enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any entity; (o) will not commingle the funds and other assets of Borrower with those of any member, manager, general partner, principal or Affiliate or any other Person; (p) will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; (q) will, and any general partner, member or manager of Borrower will, continue to observe all legal and customary formalities regarding their respective formation; (r) will not hold itself out to be responsible for the debts and obligations of any other Person; (s) upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, Borrower shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. Section 105 or any other Debtor Relief Law of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights of Lender against any guarantor or indemnitor of the Indebtedness or the Obligations or any other party liable with respect thereto by virtue of any indemnity, guaranty or otherwise, (t) shall at all times cause there to be at least one (1) duly appointed individual as a manager of Borrower (“Independent Manager,” as defined in this Section 5.27(t)), which Independent Manager (1) has at least three (3) years prior employment experience, and continues to be employed, as an independent director, independent manager or independent member, as applicable, by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, independent managers or independent members, another nationally-recognized company that provides such services, which is reasonably approved by Lender, (2) shall not have been at the time of such individual’s appointment, will not while serving as an Independent Manager be, and may not have been at any time during the preceding five (5) years, (A) a shareholder of, or an officer, director, attorney, counsel, partner, member, or employee of Borrower, or any of its shareholders, subsidiaries or Affiliates,

Exhibit 10.2

(B) a customer of, or supplier to, Borrower or any of its members, subsidiaries or Affiliates, (C) a Person or other entity controlling or under common control with any such member, shareholder, partner, supplier or customer (for purposes of this Section 5.27(t)(C), the term “control” (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through ownership of voting securities, by contract or otherwise), or (D) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or any other director of Borrower, (u) shall not cause the members or managers of Borrower, or the members or managers of any manager of Borrower, to take any action which, under the terms of the organizational documents of Borrower and its manager, requires the unanimous affirmative vote of one hundred percent (100%) of the members or manager, unless at the time of such action there shall be at least one manager who is an Independent Manager, (v) shall not cause the removal or replacement of the Independent Manager without cause, and without at least three (3) business days’ prior written notice to Lender of (A) any proposed removal of any Independent Manager, together with a statement as to the reasons for such removal, and (B) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the applicable requirements set forth in the organizational documents of Borrower, (w) shall not, without the unanimous consent of its board of directors or managers, including the consent of each Independent Manager, (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Debtor Relief Laws, (B) seek or consent to the appointment of a receiver, liquidator or any similar official for Borrower or a substantial portion of Borrower’s assets or properties, (C) take any action that might cause Borrower to become insolvent, (D) make an assignment for the benefit of Borrower’s creditors, (E) admit in writing Borrower’s inability to pay its debts generally as they become due, (F) declare or effectuate a moratorium on the payment of any obligations of Borrower, or (G) take any action in furtherance of any of the foregoing, and (x) shall provide in its organizational documents (1) for the appointment of an Independent Manager satisfying all of the requirements contained in Sections 5.27(t), (u), (v), and (w) hereinabove, (2) that Lender is an intended third-party beneficiary of the Independent Manager and special purpose provisions, and (3) that when voting with respect to any of the matters set forth in Section 5.27(w), the Independent Manager shall consider only the interests of Borrower, including its creditors.
Section 5.28.    Prescribed Laws. Lender hereby notifies Borrower and Guarantor that, pursuant to the requirements of various Prescribed Laws, Lender may be required to obtain, verify and record information that identifies Borrower, Guarantor, certain Constituent Parties and Affiliates of any of the foregoing and which information may include the name and address of such parties and other information that will allow Lender to identify such parties in accordance with Prescribed Laws. Without the prior written consent of Lender, none of Borrower, Guarantor or any Constituent Party will: (i) be or become subject at any time to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons) that prohibits or limits Lender from making any advance or extension of credit to Borrower, Guarantor or any Constituent Party or from otherwise conducting business with Borrower, Guarantor or any Constituent Party, or (ii) fail to provide documentary or other evidence of Borrower's, Guarantor's or any Constituent Party's identity as may be requested by Lender at any time so as to enable Lender to verify Borrower's, Guarantor's or any Constituent Party's identity or comply with any applicable law or regulation, including, without limitation, the Prescribed Laws.
Section 5.29.    Advertising by Lender. Borrower agrees that during the term of the Loan, at Lender's request, Borrower shall erect and thereafter maintain on the Mortgaged Property during the construction of the Improvements one or more advertising signs of a size and nature specified by Lender and indicating that the financing for the Mortgaged Property has been furnished to Borrower by Lender.

Exhibit 10.2

At Lender's request, any such signage shall include Lender's logo, trade name or other reasonable information as Lender may specify.
Section 5.30.    Separate Tax Parcel. If the Land is not, as of the date hereof, taxed separately without regard to any other real estate for ad valorem tax purposes, then Borrower will cause the Land to be taxed separately without regard to any other real estate for ad valorem tax purposes effective for the current tax year and thereafter.
Section 5.31.    Required Accounts.
(a)    Effective as of the date hereof, Borrower has established an account (the "Construction Account") with Lender which Construction Account shall be Borrower's sole account with respect to the Mortgaged Property for all construction matters and, during the pendency of construction through and until Completion (the "Construction Period"), all vendor, construction or other payments of obligations of Borrower or relative to the Mortgaged Property (collectively, "Construction Expenses") shall be paid by Borrower directly from the Construction Account. In furtherance of the foregoing, Borrower shall, from and after the date hereof and during the Construction Period, fund all equity contributions (including the amounts referenced in Section 2.6 hereof) into the Construction Account such that such monies are available for subsequent disbursement for Construction Expenses during the Construction Period.
(b)    Effective as of the date hereof, Borrower has established an account (the "Operating Account") with Lender, which Operating Account shall be Borrower's sole operational account with respect to the revenue and expenses from the Mortgaged Property, other than the Security Deposits Trust Account. All Rents and other revenue from the Mortgaged Property (exclusive of security deposits, which shall be deposited into the Security Deposits Trust Account) shall be deposited into the Operating Account and the Operating Account shall be used to pay all vendor and other payments or obligations of Borrower or relative to the Mortgaged Property occurring from and after Completion or otherwise not relative to the construction phase of the Improvements. The Operating Account shall be maintained with Lender until the Loan is paid in full.
(c)    As indicated in Section 3.1(e) above, absent an election by Lender to do otherwise pursuant to the provisions of this Agreement, Lender shall cause all Advances to be funded into either the Construction Account or the Operating Account (i.e., generally Advances funded during the Construction Period or for Construction Expenses shall be funded into the Construction Account while any Advances, if any, funded relative to operational items after Completion shall be funded into the Operating Account).
Section 5.32.    Property Management Agreement.
(a)    The management of the Mortgaged Property shall be by either: (i) Borrower or an Affiliate of Borrower approved by Lender, or (ii) a professional property management company with substantial experience in managing properties similar to the Improvements in the geographical region where the Improvements are located and which is approved by Lender (as applicable, the "Property Manager"). All such management shall be undertaken pursuant to a written agreement (the "Property Management Agreement") between Borrower and Property Manager and approved by Lender. Lender hereby approves the Property Management Agreement between Borrower and American Management Services Central LLC, dated effective as of September 15, 2014 (the “Pinnacle PMA”). Borrower further covenants and agrees that Borrower shall require the Property Manager to maintain at all times during the term of this Agreement workers' compensation insurance as required by any Governmental Authority or any Legal Requirements.

Exhibit 10.2

(b)    Absent obtaining the prior written consent of Lender, Borrower shall not remove or replace the Property Manager or terminate, modify or amend the Property Management Agreement. Lender shall have the right to terminate, or direct Borrower to terminate, such Property Management Agreement in any of the following circumstances: (i) the occurrence of any default under the Property Management Agreement and the expiration of any applicable notice, cure or grace period then in effect with respect thereto, (ii) the occurrence of any Event of Default, (iii) a change in 50% or more of the ownership of Property Manager or a change otherwise in the effective control over the Property Manager, (iv) any "for cause" reason for termination of the Property Manager including, without limitation, gross negligence, willful misconduct or fraud, or (v) the Property Manager becoming insolvent or a debtor in any bankruptcy or insolvency proceeding. In any circumstance where the Property Management Agreement is terminated, Lender shall be entitled to approve any new replacement Property Management Agreement and Property Manager and, if Borrower fails to promptly act with respect thereto or if an Event of Default has occurred and is then continuing, Lender shall be entitled to retain, or to direct Borrower to retain, a new Property Manager pursuant to the Property Management Agreement reasonably designated by Lender.
(c)    Any Property Management Agreement shall be solely with respect to the Mortgaged Property. Borrower shall cause Property Manager to follow a procedure such that all Rents generated by or derived from the Mortgaged Property (exclusive of security deposits, which shall be deposited into the Security Deposits Trust Account) shall be deposited into the Operating Account and shall first be utilized solely for current expenses directly attributable to the ownership and operation of the Mortgaged Property including, without limitation, current expenses relating to Borrower's liabilities and obligations with respect to this Agreement and the other Loan Documents and none of the Rents generated by or derived from the Mortgaged Property shall be diverted by Borrower (or Property Manager) and utilized for any other purpose; provided, however, absent the then existence of an Event of Default and so long as not otherwise prohibited pursuant to the Loan Documents, this provision shall not prohibit the distribution of any residual net operating income from the Mortgaged Property to the owners of Borrower after all current expenses and obligations to Lender and all current Mortgaged Property expenses and appropriate reserves have been satisfied and funded.
(d)    Any Property Manager shall be required to execute an Assignment and Subordination of Management Agreement in form and content approved by Lender. To the extent a new Property Manager should be retained, such new Property Manager shall be required, as a condition to its being retained, to execute a substitute Assignment and Subordination of Management Agreement with respect to the new Property Management Agreement also in a form fully acceptable to Lender.
Section 5.33.    Approved Operating Budget. Borrower shall submit to Lender for Lender's written approval a proposed annual budget for the operation of the Mortgaged Property not later than sixty (60) days prior to Completion (for the remainder of the calendar year in which Completion occurs) and thereafter no later than sixty (60) days prior to the commencement of each calendar year, in form satisfactory to Lender, setting forth in reasonable detail Borrower's budgeted monthly operating income and monthly operating capital and other expenses for the Mortgaged Property. Each proposed annual budget shall contain, among other things, limitations on management fees, third party service fees, and other expenses as the Borrower may reasonably propose. Lender shall have the right to approve such proposed annual budget which approval may be granted or withheld in Lender's sole discretion, and in the event that Lender objects to the proposed annual budget submitted by Borrower, Lender shall advise Borrower of such objections and Borrower shall within ten (10) days after receipt of notice of any such

Exhibit 10.2

objections revise such proposed annual budget and resubmit the same to Lender. The foregoing process shall be repeated as often as necessary until such time as a proposed annual budget has been fully approved by Lender, at which time such proposed annual budget shall be deemed to be the "Approved Operating Budget". If, at any time, Borrower fails to provide a proposed annual budget or Borrower and Lender do not reach agreement on an Approved Operating Budget, Lender shall be entitled to designate a budget to serve as the Approved Operating Budget until such time as agreement can be reached.
Section 5.34.    Approved NWRA Pledge. Notwithstanding anything to the contrary contained herein, Lender agrees that it has, contemporaneously herewith, allowed NWRA Pledgor to pledge its interests in Borrower (the "Approved NWRA Pledge") to secure a $50,000,000.00 loan made by NWRA Pledgee to Guarantor (the "NWRA Loan") pursuant to that certain Loan Agreement dated as of June 7, 2011, by and between NWRA Pledgee and Guarantor, which portion of the NWRA Loan secured by the Approved NWRA Pledge shall not exceed $2,065,000.00 in the aggregate, subject to Pledgor’s strict compliance with the following requirements:
(a)    The Approved NWRA Pledge shall only be undertaken pursuant to the NWRA Pledge Documents previously approved by Lender and executed contemporaneously herewith with only such amendments or modifications thereto as expressly permitted by, and implemented in accordance with, in the NWRA Intercreditor Agreement; and
(b)    The Approved NWRA Pledge shall not be secured by a lien on the Mortgaged Property or constitute an obligation of Borrower but, rather, shall constitute an obligation of the Pledgor and any guarantor thereof and shall be secured by a security interest in (i) NWRA Pledgor's membership interests in Borrower and (ii) such other collateral set forth in the NWRA Pledge Documents previously approved by Lender. In no event shall NWRA Pledgor attempt to grant any lien or security interest in the Mortgaged Property to secure the Approved NWRA Pledge.
Section 5.35.    NWRA Intercreditor Agreement. Notwithstanding anything to the contrary herein, the holder of the Approved NWRA Pledge shall not be entitled to foreclose or otherwise exercise its remedies under the NWRA Pledge Documents except in a manner consistent with the NWRA Intercreditor Agreement.
ARTICLE VI
ASSIGNMENTS, CASUALTY, CONDEMNATION AND RESERVES
Section 6.1.    Assignment of Plans. As additional security for the Loan, Borrower hereby transfers and assigns to Lender all of Borrower's right, title and interest in and to the Plans and hereby represents and warrants to and agrees with Lender as follows:
(q)    Each schedule of the Plans delivered or to be delivered to Lender is and shall be a complete and accurate description of the Plans.
(r)    The Plans are and shall be complete and adequate for the construction of the Improvements and there have been no modifications thereof except as described in such schedule. Except as a part of a Permitted Change, the Plans shall not be modified without the prior written consent of Lender.
(s)    Lender may use the Plans for any purpose relating to the Improvements, including inspections of the construction and completion of the Improvements.
(t)    Lender's acceptance of this assignment shall not constitute approval of the Plans by Lender. Lender has no liability or obligation in connection with the Plans and no responsibility for the adequacy thereof or for the construction of the Improvements contemplated by the Plans. Lender has no duty to inspect the Improvements, and if Lender should inspect the Improvements,

Exhibit 10.2

Lender shall have no liability or obligation to Borrower or any other party arising out of such inspection. No such inspection nor any failure by Lender to make objections after any such inspection shall constitute a representation by Lender that the Improvements are in accordance with the Plans or any other requirement or constitute a waiver of Lender's right thereafter to insist that the Improvements be constructed in accordance with the Plans or any other requirement.
(u)    This assignment shall inure to the benefit of Lender and its successors and assigns, any purchaser upon foreclosure of the Lien Instrument, any receiver in possession of the Mortgaged Property and any corporation affiliated with Lender which assumes Lender's rights and obligations under this Agreement.
Section 6.2.    Assignment of Contracts. As additional security for the Loan, Borrower hereby transfers and assigns to Lender all of Borrower's rights and interest, but not its obligations, in, under and to each Contract (including, without limitation, the Construction Contract and any agreement with a Design Professional) upon the following terms and conditions:
(h)    Borrower represents and warrants that the copy of each Contract Borrower has furnished or will furnish to Lender is or will be (as applicable) a true and complete copy thereof, including all amendments thereto, if any, and that Borrower's interest therein is not subject to any claim, setoff or encumbrance.
(i)    Neither this assignment nor any action by Lender shall constitute an assumption by Lender of any obligations under any Contract, and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its obligations under each Contract. EXCEPT FOR THOSE LOSSES, COSTS, LIABILITIES OR EXPENSES THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, BORROWER AGREES TO INDEMNIFY AND HOLD LENDER HARMLESS AGAINST AND FROM ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING REASONABLE ATTORNEYS' FEES) RESULTING FROM ANY FAILURE OF BORROWER TO SO PERFORM.
(j)    Lender shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Lender may at any time determine to be necessary or advisable to cure any default under any Contract or to protect the rights of Borrower or Lender thereunder. EXCEPT FOR THOSE ACTIONS THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, LENDER SHALL INCUR NO LIABILITY IF ANY ACTION SO TAKEN BY IT OR IN ITS BEHALF SHALL PROVE TO BE INADEQUATE OR INVALID, AND BORROWER AGREES TO INDEMNIFY AND HOLD LENDER HARMLESS AGAINST AND FROM ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING REASONABLE ATTORNEYS' FEES) INCURRED IN CONNECTION WITH ANY SUCH ACTION.
(k)    Upon and Event of Default, Borrower hereby irrevocably constitutes and appoints Lender as Borrower's attorney‑in‑fact, in Borrower's or Lender's name, to enforce all rights of Borrower under each Contract. Such appointment is coupled with an interest and is therefore irrevocable.
(l)    In the absence of a continuing Event of Default, Borrower shall have the right to exercise its rights as owner under each Contract, provided that Borrower shall not cancel or materially amend any Contract or do or suffer to be done any act which would impair the security constituted by this assignment without the prior written consent of Lender.

Exhibit 10.2

(m)    This assignment shall inure to the benefit of Lender and its successors and assigns, any purchaser upon foreclosure of the Lien Instrument, any receiver in possession of the Mortgaged Property and any corporation affiliated with Lender which assumes Lender's rights and obligations under this Agreement.
Section 6.3.    Assignment of Proceeds. Borrower hereby further transfers and assigns to Lender and acknowledges that Lender shall be entitled to receive (i) any and all sums which may be awarded and become payable to Borrower for condemnation of all or any part of the Mortgaged Property, or (ii) the proceeds of any and all insurance upon the Mortgaged Property (other than the proceeds of general public liability insurance).
(a)    Borrower shall, upon request of Lender, make, execute, acknowledge and deliver any and all additional assignments and documents as may be necessary from time to time to enable Lender to collect and receive any such insurance or condemnation proceeds.
(b)    Lender shall not be, under any circumstances, liable or responsible for failure to collect, or exercise diligence in the collection of, any of such sums.
(c)    Any sums so received by Lender pursuant to this Section 6.3 shall be applied to the liquidation of the Indebtedness in accordance with the provisions of Section 2.4 hereof, except as otherwise provided in Sections 6.4 and 6.5 hereof.
Section 6.4.    Limited Right to Use Casualty Insurance Proceeds. Borrower will give Lender prompt notice of any damage to or destruction of the Mortgaged Property, and:
(a)    In case of loss covered by policies of insurance, Lender (or, after foreclosure, the purchaser at the foreclosure sale) is hereby authorized, at Lender's option, either (i) to settle and adjust any claim under such policies without the consent of Borrower, or (ii) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided that Borrower may adjust losses aggregating not in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) if such adjustment is carried out in a competent and timely manner, and provided that in any case Lender shall and is hereby authorized to collect and receive any such insurance proceeds; and the expenses incurred by Lender in the adjustment and collection of insurance proceeds shall be so much additional Indebtedness hereby secured and shall be reimbursed to Lender upon demand.
(b)    In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (herein called an "Insured Casualty") which is a Restoration Casualty, then the proceeds of insurance shall be applied to the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to such Restoration Casualty, as provided for below; and Borrower hereby covenants and agrees to commence and diligently prosecute such restoring, repairing, replacing or rebuilding; provided always, that Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such restoring, repairing, replacing or rebuilding in excess of the net proceeds of insurance made available pursuant to the terms hereof.
(c)    Except as provided above, the proceeds of insurance resulting from any Insured Casualty shall be applied to the payment of the Indebtedness hereby secured.
(d)    In the event that proceeds of insurance, if any, shall be made available to Borrower for the restoring, repairing, replacing or rebuilding of the Mortgaged Property, Borrower hereby covenants to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law and plans and specifications approved in advance by Lender.

Exhibit 10.2

In the event Borrower is entitled to reimbursement out of insurance proceeds held by Lender, and provided no Event of Default has occurred and is continuing, such proceeds shall be disbursed from time to time upon Lender being furnished with (i) evidence satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding; (ii) funds, or, at Lender's option, assurances satisfactory to Lender that such funds are available, sufficient in addition to the proceeds of insurance to complete the proposed restoration, repair, replacement and rebuilding; and (iii) such architect's certificates, waivers of lien, contractor's sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve; and Lender may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Lender prior to commencement of work. No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed the value or cost of the work performed from time to time (less retainage required pursuant to Section 3.1(f) hereof); funds other than proceeds of insurance shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien. Any surplus which may remain out of insurance proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall be paid to any party entitled thereto.
Section 6.5.    Limited Right to Use Condemnation Proceeds. Borrower will give Lender prompt notice of any instituted or threatened condemnation proceeding affecting a part of the Mortgaged Property, and:
(a)    If there shall occur any condemnation of a part of the Mortgaged Property, and if in the judgment of Lender the Mortgaged Property can be restored, within a reasonable time and in any event prior to six (6) months prior to the Maturity Date, to an economic unit not less valuable than the same was prior to such condemnation and adequately securing the Indebtedness, then, if and so long as there is no continuing Event of Default hereunder, Lender will make available to Borrower, for such restoration, proceeds of condemnation, if any, collected by Lender because of the act or occurrence and not restricted by any adverse claim thereto.
(b)    Except as provided above, the proceeds from any condemnation or similar proceeding shall be applied to the payment of the Indebtedness.
(c)    In the event that the proceeds of condemnation or similar proceeding, if any, shall be made available to Borrower for the restoration of the Mortgaged Property, Borrower hereby covenants to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effective in accordance with applicable law and plans and specifications approved in advance by Lender.
Section 6.6.    Reserve for Impositions and Insurance Premiums.
(a)    Upon the earliest to occur of (i) the Amortization Commencement Date, (ii) the depletion of the Tax and Insurance Allocation, or (iii) the occurrence of an Event of Default, Borrower shall create a Reserve (the "Impositions Reserve") for the payment of all insurance premiums and Impositions against or affecting the Mortgaged Property.
(i)    The Impositions Reserve shall be funded by an initial deposit designated by Lender and paid by Borrower upon the establishment of the Impositions Reserve and by additional monthly deposits to be made by Borrower thereafter on the first (1st) day of

Exhibit 10.2

each succeeding calendar month for the remaining term of the Loan. The initial deposit designated by Lender shall take into account the due date (or, as applicable, earliest payment date without penalty) applicable for both Impositions and insurance premiums as well as the remaining additional monthly deposit dates between such initial deposit and the date such payments are so due. The subsequent monthly deposits into the Impositions Reserve shall be determined by Lender taking into account (w) Lender's determination of the projected premiums that will next become due and payable on the insurance policies covering Borrower, the Mortgaged Property or any part thereof or such other insurance policies required hereby or by the Loan Documents, (x) Lender's determination of the projected Impositions next due on the Mortgaged Property or any part thereof, (y) any then current balance in the Impositions Reserve or sums otherwise previously paid by Borrower against the foregoing obligations, and (z) the number of months to elapse before, in each case, such premiums or Impositions shall become due. Lender shall be entitled to designate the deposited amounts such that adequate monies will be available for such purpose in the Impositions Reserve at least one (1) month prior to the date when each such premium or Imposition will become due (or when premiums or penalties shall thereafter be assessed).
(ii)    Any excess reserve shall, at the discretion of Lender, be credited by Lender on subsequent reserve payments or subsequent payments to be made on the Note by the maker thereof, and any deficiency shall be paid by Borrower to Lender on or before the date when Lender demands such payment to be made, but in no event after the date when such premiums and Impositions shall become delinquent. In the event there exists a deficiency in such fund or reserve at any time when Impositions or insurance premiums are due and payable, Lender may, but shall not be obligated to, advance the amount of such deficiency on behalf of Borrower and such amounts so advanced shall become a part of the Indebtedness, shall be immediately due and payable and shall bear interest at the Default Interest Rate from the date of such advance through and including the date of repayment. The interest of Borrower in all sums deposited with Lender under the provisions hereof or otherwise shall automatically transfer to the new holder of legal title to the Mortgaged Property upon the transfer of legal title to the Mortgaged Property, without implying Lender's consent to such transfer of legal title.
(b)    Borrower shall be responsible for ensuring the receipt by Lender, at least thirty (30) days prior to the respective due date for payment thereof, of all bills, invoices and statements for all Impositions and insurance premiums to be paid from the Impositions Reserve, and Borrower may request that Lender directly pay such amounts due as indicated on such statements. So long as (i) no Event of Default has occurred and is continuing and no circumstance exists, which with the giving of notice, or passage of time, or both, would constitute an Event of Default, and (ii) Lender is otherwise obliged under the Loan Documents to advance such amounts due for the outstanding amounts indicated on such statements, Lender shall not unreasonably refuse to directly pay the Governmental Authority or other party entitled thereto to the extent funds are available for such purpose in the Impositions Reserve. In making any payment from the Impositions Reserve, Lender shall be entitled to rely on any bill, statement or estimate procured from the appropriate public office or insurance company or agent without any inquiry into the accuracy of such bill, statement or estimate and without any inquiry into the accuracy, validity, enforceability or contestability of any tax, assessment, valuation, sale, forfeiture, tax lien or title or claim thereof.

Exhibit 10.2

Section 6.7.    Security Interest in Reserves.
(a)    As additional security for the payment and performance by Borrower of all duties, responsibilities and obligations under the Note and the other Loan Documents, Borrower hereby unconditionally and irrevocably assigns, conveys, pledges, mortgages, transfers, delivers, deposits, sets over and confirms unto Lender, and hereby grants to Lender a security interest in the Reserves, including (i) the accounts into which the Reserves have been deposited; (ii) all insurance on said accounts; (iii) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto; (iv) all sums now or hereafter therein or represented thereby; (v) all replacements, substitutions or proceeds thereof; (vi) all instruments and documents now or hereafter evidencing the Reserves or such accounts; (vii) all powers, options, rights, privileges and immunities pertaining to the Reserves (including the right to make withdrawals therefrom); and (viii) all proceeds of the foregoing. Borrower hereby authorizes and consents to the account into which the Reserves have been deposited being held in Lender's name or the name of any entity servicing the Note for Lender and hereby acknowledges and agrees that Lender, or at Lender's election, such servicing entity, shall have exclusive control over said account. BORROWER HEREBY INDEMNIFIES AND HOLDS LENDER HARMLESS WITH RESPECT TO ALL RISK OF LOSS REGARDING AMOUNTS ON DEPOSIT IN THE RESERVES, EXCEPT TO THE EXTENT THAT ANY SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF LENDER. Borrower hereby knowingly, voluntarily and intentionally stipulates, acknowledges and agrees that the advancement of the funds from the Reserves as set forth herein is at Borrower's direction and is not the exercise by Lender of any right of set‑off or other remedy upon a Default or an Event of Default. Upon an Event of Default, Lender may, without notice or demand on Borrower, at its option: (1) withdraw any or all of the funds (including interest) then remaining in the Reserves and apply the same, after deducting all costs and expenses of safekeeping, collection and delivery (including attorneys' fees, costs and expenses) to the Indebtedness or Obligations under the other Loan Documents in such manner as Lender shall deem appropriate in its sole discretion, and the excess, if any, shall be paid to Borrower, (2) exercise any and all rights and remedies of a secured party under the Code, or (3) exercise any other remedies available at law or in equity. No such use or application of the funds contained in the Reserves shall be deemed to cure any Default or Event of Default hereunder or under the other Loan Documents.
(b)    The Reserves are solely for the protection of Lender and entail no responsibility on Lender's part beyond the payment of the respective costs and expenses in accordance with the terms thereof and beyond the allowing of due credit for the sums actually received. Upon assignment of this Loan Agreement by Lender, any funds in the Reserves shall be turned over to the assignee and any responsibility of Lender, as assignor, with respect thereto shall terminate. The Reserves shall not, unless otherwise explicitly required by applicable law, be or be deemed to be escrow or trust funds, but, at Lender's option and in Lender's sole discretion, may either be held in a separate account or be commingled by Lender with the general account assets of Lender. Upon full payment of the Indebtedness secured hereby in accordance with the terms of the Loan Documents (or if earlier, the completion of the applicable conditions to release of each Reserve to Lender's satisfaction) or at such earlier time as Lender may elect, the balance in the Reserves then in Lender's possession shall be paid over to Borrower and no other party shall have any right or claim thereto.
(c)    Amounts held by Lender as a part of any Reserves may be invested by Lender (or its servicer) for its benefit, and, whether or not such sums actually bear interest, Lender shall not

Exhibit 10.2

be obligated to pay, or credit, any interest earned thereon to Borrower except as may be otherwise specifically provided in this Agreement.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.1.    Events of Default. Each of the following shall constitute an "Event of Default" hereunder:
(n)    Borrower shall fail, refuse or neglect to pay, in full, any installment or part of the Indebtedness as and when the same shall become due and payable, whether at the due date thereof stipulated in the Loan Documents, upon acceleration or otherwise; provided, however, that a failure by Borrower to pay a regularly scheduled monthly payment due pursuant to the Note shall not constitute an "Event of Default" hereunder unless such failure continues for at least ten (10) days after the due date thereof;
(o)    Borrower shall fail, refuse or neglect, or cause others to fail, refuse or neglect to comply with, perform and discharge fully and timely any of the Obligations as and when called for; provided, however, that a failure by Borrower to timely satisfy an Obligation shall not constitute an "Event of Default" hereunder if (i) such failure does not constitute an Event of Default pursuant to any other subsection of this Section 7.1 other than this subsection (b), and (ii) such failure is fully cured by Borrower on or before the expiration of the Cure Period (hereinafter defined). As used in this Subsection 7.1(b), the term "Cure Period" means a thirty (30) day period commencing upon Lender's written notice to Borrower of Borrower's failure to satisfy the subject Obligation; provided, however, if (1) the subject failure is, by its nature, not readily susceptible to cure within thirty (30) days, and (2) Borrower commences such cure process within the initial thirty (30) day period and thereafter diligently proceeds to cure the same to completion, then such original thirty (30) day period shall be extended one‑time only for another ninety (90) days;
(p)    Any representation, warranty or statement made by Borrower, Guarantor or others in, under or pursuant to the Loan Documents or any affidavit or other instrument executed or delivered with respect to the Loan Documents or the Indebtedness is determined by Lender to be false or misleading in any material respect as of the date hereof or thereof or shall become so at any time prior to the repayment in full of the Indebtedness;
(q)    Borrower shall default or commit an event of default under and pursuant to any other mortgage, deed of trust, security agreement or other lien or security instrument (which is not a Loan Document) which covers or affects any part of the Mortgaged Property that is continuing beyond any applicable notice and grace period; provided, however, a Contested Item shall not be deemed to create an Event of Default pursuant to this Section 7.1(d); provided, further, that a "Default" or "Event of Default" under the NWRA Loan shall not be an Event of Default hereunder;
(r)    Borrower (i) shall execute an assignment for the benefit of creditors or an admission in writing of Borrower's inability to pay, or Borrower's failure to pay, its debts generally as such debts become due; (ii) shall allow the levy against the Mortgaged Property or any part thereof, of any execution, attachment, sequestration or other writ which is not vacated within sixty (60) days after the levy; (iii) shall allow the appointment of a receiver, trustee or custodian of Borrower or of the Mortgaged Property or any part thereof, which receiver, trustee or custodian is not discharged within sixty (60) days after the appointment; (iv) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; (v) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending, any of

Exhibit 10.2

the rights or power of Lender granted in the Note, herein or in any Loan Document; or (vi) allows the filing of a petition, case, proceeding or other action against Borrower as a debtor under any Debtor Relief Law or seeks the appointment of a receiver, trustee, custodian or liquidator of Borrower or of the Mortgaged Property, or any part thereof, or of any significant part of Borrower's other property, and (a) Borrower admits, acquiesces in or fails to contest diligently the material allegations thereof, (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against Borrower, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days following the date such petition, case, proceeding or other action was filed;
(s)    Borrower shall dissolve, terminate or liquidate or merge with or be consolidated into any other entity;
(t)    Borrower creates, places, or permits to be created or placed or, through any act or failure to act, acquiesces in the placing of, or allows to remain, any Subordinate Lien Instrument, regardless of whether such Subordinate Lien Instrument is expressly subordinate to the liens or security interests of the Loan Documents, with respect to the Mortgaged Property, other than the Permitted Exceptions and any Contested Item;
(u)    Borrower, or any shareholder, member or partner of Borrower, makes a Disposition (other than a Permitted Disposition or in connection with the payment in full of the Indebtedness) without the prior written consent of Lender;
(v)    Lender reasonably determines that a Material Adverse Change shall have occurred that is not fully cured by Borrower on or before the expiration of a thirty (30) day period commencing upon Lender's written notice to Borrower of the occurrence thereof;
(w)    Borrower abandons or removes all or any part of the Mortgaged Property other than the Land;
(x)    The occurrence of any event referred to in Sections 7.1(e) and (f) hereof with respect to any Guarantor, Constituent Party or other Person obligated in any manner to pay or perform the Indebtedness or Obligations, respectively, or any part thereof (as if such Person were the "Borrower" in such Sections);
(y)    An Event of Default as defined in any of the Loan Documents;
(z)    If Borrower fails to commence construction of the Improvements on or before the Commencement Date or if, subsequent to the commencement of construction of the Improvements, such construction is, (i) discontinued due to acts or matters within Borrower's control for a period of ten (10) or more consecutive days; (ii) not carried on with reasonable dispatch; (iii) not completed by the Completion Date with all requirements of Section 3.4 satisfied; or (iv) if Borrower is unable to satisfy any condition of Borrower's right to receive Advances hereunder for a period in excess of thirty (30) days after Lender's refusal to make any further Advances; provided, however that upon the occurrence of a Force Majeure Event, the Commencement Date and the Completion Date shall be extended by a maximum of ninety (90) days, in the aggregate, on or during which Borrower is prevented from, or is interfered with, commencing or continuing construction activities as a result of such Force Majeure Event;
(aa)    If any building permit for all or any portion of the Mortgaged Property shall be removed or suspended for ten (10) days or longer, or if, after Completion, Borrower fails to comply with any Legal Requirements pertaining to the Mortgaged Property, such that an occupancy permit is or would be denied due to such condition or circumstance and such condition or circumstance

Exhibit 10.2

remains unchanged and uncured upon the expiration of thirty (30) days after the occurrence of thereof;
(bb)    Borrower executes any conditional bill of sale, chattel mortgage or other security instrument covering any materials, fixtures or articles intended to be incorporated in the Improvements or the appurtenances thereto, or covering articles of personal property placed in the Improvements, or files a financing statement publishing notice of such security instrument, or if any of such materials, fixtures or articles are not purchased in such a manner that the ownership thereof vests unconditionally in Borrower, free from encumbrances, on delivery at the Land, or if Borrower does not produce to Lender upon reasonable demand the contracts, bills of sale, statements, receipted vouchers or agreements, or any of them, under which Borrower claims title to such materials, fixtures and articles;
(cc)    Except with respect to any Contested Item, any levy, attachment or garnishment is issued, or if any lien for the performance of work or the supply of materials is filed, against all or any part of the Mortgaged Property and remains unsatisfied or unbonded following five (5) days after the date of filing thereof;
(dd)    Borrower or Guarantor shall fail to pay when due any principal of or interest on any debt (other than the Indebtedness), the maturity of any such debt shall have been accelerated or any such debt shall have been required to be prepaid prior to the stated maturity thereof (other than the Indebtedness); provided, however, no Event of Default shall exist as to such a failure by Guarantor unless the debt is in excess of $250,000.00;
(ee)    If Borrower or any Affiliate of Borrower shall (i) default or commit an event of default under or pursuant to any of the Economic Incentive Agreements or (ii) fail to timely satisfy any condition imposed by the Apple Valley Master Development District or City of Apple Valley, Minnesota as a part of the Economic Incentive Agreements including, without limitation, any condition to Borrower's receipt, when applicable, of the Total Tax Increment Financing Proceeds;
(ff)    Any breach by Guarantor of the Guarantor Financial Covenants or any failure by Borrower or Guarantor to provide financial information required by this Agreement or the Guaranty in order for Lender to verify Guarantor's then current compliance with the Guarantor Financial Covenants; and
(gg)    Any default under the Fontana/Fortino/Retail Mortgage.
Section 7.2.    Remedies.
(d)    Acceleration and Other Example Remedies. Upon the occurrence of an Event of Default, Lender shall have the immediate right, at the sole discretion of Lender and without notice, presentment for payment, demand, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice or any other action (ALL OF WHICH BORROWER HEREBY EXPRESSLY WAIVES AND RELINQUISHES) (i) to declare the entire unpaid balance of the Indebtedness (including the outstanding principal balance of the Loan, including all sums advanced or accrued hereunder or under any other Loan Document, and all accrued but unpaid interest thereon) at once immediately due and payable (and upon such declaration, the same shall be at once immediately due and payable) and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity; (ii) to foreclose any liens and security interests securing payment thereof (including any liens and security interests covering any portion of the Mortgaged Property); and (iii) to exercise any of Lender's other rights, powers, recourses and remedies under this Agreement, under any other Loan Document or at law or in equity, and the

Exhibit 10.2

same (a) shall be cumulative and concurrent, (b) may be pursued separately, singly, successively or concurrently against Borrower or others obligated for the repayment of this Note or any part hereof, or against any one or more of them, or against the Mortgaged Property, at the sole discretion of Lender, (c) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise, discontinuance of the exercise of or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. All rights and remedies of Lender hereunder and under the other Loan Documents shall extend to any period after the initiation of foreclosure proceedings, judicial or otherwise, with respect to the Mortgaged Property or any portion of either. If the Indebtedness, or any part hereof, is collected by or through an attorney‑at‑law, Borrower agrees to pay all costs and expenses of collection, including Lender's attorneys' fees, whether or not any legal action shall be instituted to enforce the Loan Agreement.
(e)    Certain Other Remedies. Lender shall have the further right (but not the obligation), upon the happening of an Event of Default, in addition to any rights or remedies available to it under all other Loan Documents, to enter into possession of the Mortgaged Property and perform any and all work and labor necessary to complete the Improvements in substantial accordance with the Plans. All amounts so expended by Lender shall be deemed to have been disbursed to Borrower as Loan proceeds and secured by the Lien Instrument. For this purpose, Borrower hereby constitutes and appoints (which appointment is coupled with an interest and is therefore irrevocable) Lender as Borrower's attorney‑in‑fact, with full power of substitution to complete the Improvements in the name of Borrower, and hereby empowers Lender, acting as Borrower's attorney‑in‑fact, as follows: (i) to use any funds of Borrower, including any balance which may be held in escrow, any Borrower's Deposit and any funds which may remain unadvanced hereunder, for the purpose of completing the Improvements in the manner called for by the Plans; (ii) to make such additions and changes and corrections in the Plans which shall be necessary or desirable to complete the Improvements in the manner contemplated by the Plans; (iii) to continue all or any existing Construction Contracts; (iv) to employ such contractors, subcontractors, agents, design professionals and inspectors as shall be required for said purposes; (v) to pay, settle or compromise all existing bills and claims which are or may be liens against the Mortgaged Property, or may be necessary or desirable for the completion of the work or the clearing of title; (vi) to execute all the applications and certificates in the name of Borrower which may be required by any construction contract; and (vii) to do any and every act with respect to the construction of the Improvements which Borrower could do in Borrower's own behalf. Lender, acting as Borrower's attorney‑in‑fact, shall also have power to prosecute and defend all actions or proceedings in connection with the Mortgaged Property and to take such action and require such performance as is deemed necessary.
Section 7.3.    Lender's Offset Rights. Without limitation to the foregoing, Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to any person or entity (and Borrower hereby expressly waives any such notice) to the fullest extent permitted by law, set-off and apply any and all monies, securities and other properties of Borrower now or in the future in its possession, custody or control, or on deposit with or otherwise owed to Borrower by such Lender, including all Reserves or such other monies, securities and other properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise, against any and all of Borrower's obligations to Lender now or hereafter existing under this Agreement, irrespective of whether Lender shall have made any demand under this Agreement. Lender agrees to use reasonable efforts promptly to notify Borrower after any such set-off and application, provided that failure, to give or delay in giving any such notice shall not affect the validity of such set-off and application or

Exhibit 10.2

impose any liability on Lender. Rights given to Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which Lender may have under this Agreement.
Section 7.4.    Exercise of Rights and Remedies. All rights and remedies of Lender hereunder or under the Note or under any other Loan Document shall be separate, distinct and cumulative and no single, partial or full exercise of any right or remedy shall exhaust the same or preclude Lender from thereafter exercising in full or in part the same right or remedy or from concurrently or thereafter exercising any other right or remedy which Lender may have hereunder, under the Note or any other Loan Document, or at law or in equity, and each and every such right and remedy may be exercised at any time or from time to time.
Section 7.5.    Legal Proceedings. Lender shall have the right to commence, appear in, or to defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or the payment of any funds, and in connection therewith pay necessary expenses, employ counsel and pay its reasonable fees. Any such expenditures shall be considered additional Advances hereunder, shall bear interest at the rate payable under the Note for past due payments, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.
ARTICLE VIII
LENDER'S DISCLAIMERS ‑ BORROWER'S INDEMNITIES
Section 8.1.    No Obligation by Lender to Construct or Operate. Lender has no liability or obligation whatsoever or howsoever in connection with the Mortgaged Property or the construction, completion or operation thereof or work performed thereon, and has no obligation except to disburse the Loan proceeds as herein agreed, Lender is not obligated to inspect the Improvements nor is Lender liable, and under no circumstance whatsoever shall Lender be or become liable, for the performance or default of any contractor or subcontractor, or for any failure to construct, complete, protect or insure the Mortgaged Property, or any part thereof, or for the payment of any cost or expense incurred in connection therewith, or for the performance or nonperformance of any obligation of Borrower or Guarantor to Lender nor to any other Person without limitation. Nothing, including any disbursement of Loan proceeds or Borrower's Deposit nor acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, on Lender's part. EXCEPT FOR THOSE COSTS, EXPENSES OR LIABILITIES THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, BORROWER HEREBY INDEMNIFIES AND AGREES TO HOLD LENDER HARMLESS FROM AND AGAINST ANY COST, EXPENSE OR LIABILITY (INCLUDING REASONABLE ATTORNEYS' FEES) INCURRED OR SUFFERED BY LENDER AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY OBLIGATION OR RESPONSIBILITY OF LENDER FOR THE MANAGEMENT, OPERATION AND CONDUCT OF THE BUSINESS AND AFFAIRS OF BORROWER OR GUARANTOR, OR AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY LIABILITY OR RESPONSIBILITY OF LENDER FOR THE PAYMENT OR PERFORMANCE OF ANY INDEBTEDNESS OR OBLIGATION OF BORROWER OR GUARANTOR.
Section 8.2.    INDEMNITY BY BORROWER. EXCEPT FOR THOSE LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS OR EXPENSES, THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS,

Exhibit 10.2

DAMAGES, COSTS AND EXPENSES ARISE FROM OR RELATE TO ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING. WITHOUT INTENDING TO LIMIT THE REMEDIES AVAILABLE TO LENDER WITH RESPECT TO THE ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS AS STATED HEREIN OR AS STATED IN ANY LOAN DOCUMENT, IN THE EVENT ANY CLAIM OR DEMAND IS MADE OR ANY OTHER FACT COMES TO THE ATTENTION OF LENDER IN CONNECTION WITH, RELATING OR PERTAINING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHICH LENDER REASONABLY BELIEVES MIGHT INVOLVE OR LEAD TO SOME LIABILITY OF LENDER, BORROWER SHALL, IMMEDIATELY UPON RECEIPT OF WRITTEN NOTIFICATION OF ANY SUCH CLAIM OR DEMAND, ASSUME IN FULL THE PERSONAL RESPONSIBILITY FOR AND THE DEFENSE OF ANY SUCH CLAIM OR DEMAND AND PAY IN CONNECTION THEREWITH ANY LOSS, DAMAGE, DEFICIENCY, LIABILITY OR OBLIGATION, INCLUDING LEGAL FEES AND COURT COSTS INCURRED IN CONNECTION THEREWITH. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER SHALL ASSUME IN FULL THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND SHALL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. LENDER MAY, IN ITS SOLE DISCRETION, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING; AND BORROWER SHALL IMMEDIATELY REPAY TO LENDER, IN CASH AND NOT WITH PROCEEDS OF THE LOAN, THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE MAXIMUM RATE OF INTEREST PERMITTED BY APPLICABLE LAW FROM THE DATE OF SUCH PAYMENT. LENDER SHALL HAVE THE RIGHT TO JOIN BORROWER AS A PARTY DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST LENDER, AND BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING BORROWER A PARTY DEFENDANT TO ANY SUCH ACTION.
Section 8.3.    No Agency. Nothing herein shall be construed as making or constituting Lender as the agent of Borrower in making payments pursuant to any construction contracts or subcontracts entered into by Borrower for construction of the Improvements or otherwise. The purpose of all requirements of Lender hereunder is solely to allow Lender to check and require documentation (including lien waivers) sufficient to protect Lender and the Loan contemplated hereby. Borrower shall have no right to rely on any procedures required by Lender, Borrower hereby acknowledging that Borrower has sole responsibility for constructing the Improvements and paying for work done in accordance therewith and that Borrower has solely, on Borrower's own behalf, selected or approved each contractor, each subcontractor and each materialman, Lender having no responsibility for any such Persons or for the quality of their materials or workmanship.
ARTICLE IX
MISCELLANEOUS
Section 9.1.    Survival of Obligations. This Agreement and each and all of the Obligations shall survive the execution and delivery of the Loan Documents and the consummation of the Loan and shall continue in full force and effect until the Indebtedness shall have been paid in full in accordance with the terms of the Loan Documents and Borrower shall well and truly have performed each and every one of the Obligations; provided, however, that nothing contained in this Section shall limit the obligations of Borrower or Guarantor as otherwise set forth herein.

Exhibit 10.2

Section 9.2.    Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given (i) if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (ii) by delivering same in person to the intended addressee; or (iii) by delivery to a reputable independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective upon two (2) Business Days' following its deposit (properly addressed) with the United States Postal Service or any successor thereto; notice given by personal delivery shall be effective only if and when received by the addressee; notice sent by a reputable commercial delivery service shall be effective upon the transmitting parties' receipt of written verification of delivery from such reputable commercial delivery service at the proper address indicated hereinbelow; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth below:

If to Lender:	Bank of the Ozarks 8201 Preston Road Suite 700 Dallas, Texas 75225 Attn: Brannon Hamblen

With a copy to:	Bank of the Ozarks 6th and Commercial P.O. Box 196 Ozark, Arkansas 72949 Attn: Robert Lloyd

With a copy to:	Winstead PC 500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201 Attn: Kevin A. Sullivan

If to Borrower:	IMH Gabella, LLC c/o IMH Financial Corporation 7001 N. Scottsdale Road, Suite 2050 Scottsdale, Arizona 85253 Attn: Lawrence D. Bain

With a copy to:	McVey Law Firm, P.L.L.C. P.O. Box 5360 Scottsdale, Arizona 85261 Attn: John M. McVey Email: john.mcvey@azbar.org

and:	Polsinelli PC One East Washington, Suite 1200 Phoenix, Arizona 85004 Attn: Jonathan Brohard Email: jbrohard@polsinelli.com

Exhibit 10.2

Any of the foregoing parties shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days' notice to the other party in the manner set forth herein.
Section 9.3.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, Borrower and Lender, and their respective successors and assigns; provided, however, that Borrower may not assign any of its rights or obligations under this Agreement without the prior written consent of Lender.
(c)    Participation and Assignment. Lender may, at any time and from time to time, sell or grant, without prior notice to or the consent of Borrower, to any person or entity participations in all or any part of the Loan, the Loan Documents, any Advance, or all or part of the Note. Any participant shall be entitled to receive all information received by Lender regarding the Mortgaged Property, Borrower, any of its principals and any of the Guarantors, including (without limitation) information required to be disclosed to a participant pursuant to any applicable banking regulations. If Lender shall sell or grant any participation: (i) Lender shall retain its right and responsibility to enforce the obligations of Borrower relating to the Loan, including the right to approve any amendment, modification or waiver of any provision of this Agreement, in accordance with the terms of this Agreement, and (ii) Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any participant of which Borrower shall have received written notice may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of Loans. In the case of an assignment, the assignee ("Assignee") shall, to the extent of such assignment, have the same rights, benefits and obligations as it would if it were the Lender hereunder and the Lender shall be relieved of its obligations hereunder to the extent of the interest so assigned and expressly assumed in writing by Assignee. Borrower will use its reasonable efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect any such assignment including assisting in the preparation of appropriate disclosure documents or modifying this Agreement to further reflect an agency relationship between Lender and other institutions.
(d)    Disclosure to Assignees. Lender may, in connection with any assignment or participation or proposed assignment or participation of the Loan as described above, disclose to the Assignee or participant or proposed Assignee or participant, any information relating to Borrower or Guarantor furnished to Lender in the course of the transactions described herein. Borrower will be responsible for the accuracy and completeness of any materials furnished by Lender to any actual or prospective Assignee or participant exactly as if such Assignee or participate were the original "Lender" under this Agreement.
(e)    Further Assurances. Borrower agrees to cooperate with Lender at Borrower's sole expense in connection with any proposed participation or assignment and to provide, upon reasonable request and written notice from Lender, all reasonable assistance requested by Lender and each proposed Assignee in connection therewith, including without limitation: (i) the execution of such documents as Lender or any Assignee may reasonably require, consistent with the provisions of this Agreement; (ii) the participation by representatives of Borrower in meetings or conference telephone calls with Lender, any assigning lender or any proposed Assignees; and (iii) the execution of amendments to any Loan Documents required in connection with any assignment that are reasonably required in connection therewith, provided that no such amendments will modify the material terms of any of the Loan Documents or materially impair the rights of Borrower under any such Loan Documents.

Exhibit 10.2

Section 9.4.    Reliance by Lender. Lender is relying and is entitled to rely upon each and all of the provisions of this Agreement; and accordingly, if any provision or provisions of this Agreement should be held to be invalid or ineffective, then all other provisions hereof shall continue in full force and effect notwithstanding.
Section 9.5.    Counterparts; Facsimile and Electronic Transmission. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature and acknowledgment of, or on behalf of, each party, or that the signature and acknowledgment of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures and acknowledgment of, or on behalf of, each of the parties hereto. Any signature and acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures and acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature and acknowledgment pages. Counterparts hereof which are transmitted by facsimile or electronic transmission shall be given the identical legal effect as an original.
Section 9.6.    APPLICABLE LAW. IT IS ACKNOWLEDGED AND AGREED THAT THE NEGOTIATIONS WITH RESPECT TO THE LOAN DOCUMENTS AND THE TRANSACTION EVIDENCED HEREBY WERE UNDERTAKEN IN THE STATE OF TEXAS. IT IS THE INTENTION OF BORROWER AND LENDER THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CHOICE OF LAWS OR CONFLICT OF LAWS RULES) AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN THE STATE OF TEXAS; PROVIDED, HOWEVER, IT IS ACKNOWLEDGED THAT SOLELY WITH RESPECT TO REMEDIAL MEASURES UNDER THE LIEN INSTRUMENT OR OTHER LOAN DOCUMENTS WITH RESPECT TO THE MORTGAGED PROPERTY WHICH MUST NECESSARILY BE GOVERNED BY THE LAWS OF THE STATE WHEREIN THE LAND AND IMPROVEMENTS ARE LOCATED THAT THE LOCAL STATE LAWS WHERE SUCH LAND AND IMPROVEMENTS ARE LOCATED SHALL GOVERN SOLELY WITH RESPECT TO SUCH REMEDIAL MATTERS. IT IS FURTHER AGREED THAT APPROPRIATE VENUE IN ANY DISPUTE OCCURRING RELATIVE TO THE LOAN DOCUMENTS, WHETHER IN FEDERAL OR STATE COURT, SHALL BE IN DALLAS COUNTY, TEXAS.
Section 9.7.    Headings. The Article, Section and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define, limit, amplify or be used in construing the text, scope or intent of such Articles, Sections or Subsections.
Section 9.8.    Controlling Agreement. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents; (ii) contracted for, charged, taken, reserved or received by reason of Lender's exercise of the option to accelerate the maturity of the Note and/or the Loan; or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Indebtedness and/or the Loan, then it is Borrower's and Lender's

Exhibit 10.2

express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of the Indebtedness (or, if the Indebtedness has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Indebtedness has been paid in full before the end of the stated term of the Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Borrower and/or credit such excess interest against the Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Note and/or the Loan shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note and/or the Loan (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note and/or any of the Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
Section 9.9.    Controlling Document. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document, the terms and conditions of this Agreement shall control.
Section 9.10.    Construction of Agreement. All pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require. All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term, whether such is singular or plural in nature, as the context may suggest or require. Borrower acknowledges that time is of the essence of each and every promise, covenant and agreement made by Borrower in this Agreement and the other Loan Documents.
Section 9.11.    Counting of Days. If any time period referenced hereunder ends on a day other than a Business Day, such time period shall be deemed to instead end on the immediately preceding Business Day.
Section 9.12.    Recording. Borrower covenants not to record this Agreement, the Note or the Guaranty in the real property records of the county where all or any part of the Mortgaged Property is located. Borrower and Lender agree that the Lien Instrument shall be recorded in the real property records of the county or counties where all or any part of the Mortgaged Property is located. Nothing herein shall be deemed to prohibit Lender from (a) making any of the Loan Documents a matter of public record in any court proceeding seeking the enforcement of the Loan Documents, (b) making any other public filing or disclosure of the Loan Documents necessary for the enforcement of the Loan Documents, or (c) making

Exhibit 10.2

any other public filing or disclosure required by applicable law or order of an applicable Governmental Authority.
Section 9.13.    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media which refers to the Loan, the Loan Documents (or the financing evidenced thereby) or Lender or any of its Affiliates shall be subject to the prior approval of Lender.  Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender's own promotional and marketing activities, and such materials may describe the Loan in general terms or in detail and Lender's participation therein.
Section 9.14.    WAIVER OF RIGHT TO TRIAL BY JURY. BORROWER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
Section 9.15.    NOTICE OF INDEMNIFICATION. BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTIONS 5.19, 6.2, 6.7, 8.1 AND 8.2 HEREOF, WHICH PROVISIONS, IN CERTAIN INSTANCES, INCLUDE BORROWER'S INDEMNIFICATION OF LENDER AGAINST LENDER'S OWN NEGLIGENCE.
Section 9.16.    NO ORAL AGREEMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions hereof and the other Loan Documents may be amended or waived only by an instrument in writing signed by Borrower and Lender.
[SIGNATURE PAGE FOLLOWS]

Exhibit 10.2

EXECUTED to be effective as of the date first written above.

LENDER:
BANK OF THE OZARKS
By: /s/Dan Thomas
Name: Dan Thomas
Title: President - Real Estate
Specialties Group

Exhibit 10.2

BORROWER:
IMH GABELLA, LLC,
a Delaware limited liability company

By: SOUTHWEST ACQUISITIONS, LLC,
a Delaware limited liability company,
its Sole Member

By: IMH SPECIAL ASSET NT 175-AVN, LLC,
an Arizona limited liability company,
its Manager

By: IMH FINANCIAL CORPORATION,
a Delaware corporation,
its Sole Member

By: /s/ Steven T. Darak
Name: Steven T. Darak
Title: CFO

List of Attachments:

Exhibit A – Land Description
Exhibit B – Special Provisions
Exhibit C – Budget
Exhibit D – Approved Leasing Criteria
Exhibit E – Form Compliance Certificate
Exhibit F – Economic Incentive Agreements
Exhibit G – Fontana Parcel
Exhibit H – Fortino Parcel
Exhibit I – Retail Parcel

Exhibit 10.2

EXHIBIT A
Land Description:
Real Property in the City of Apple Valley, County of Dakota, State of Minnesota, described as follows:
Gabella Parcel:
Lot 1, Block 1, in Parkside Village Gabella, according to the recorded plat thereof, Dakota County, Minnesota.
Galante Parcel:
Lot 1, Block 7, together with the North Half of vacated Fortino Street lying between the southerly extensions of the west and east lines of Block 7 to the north line of Block 8, all in The Legacy of Apple Valley North, according to the recorded plat thereof, Dakota County, Minnesota.
Lot 1, Block 8, together with the South Half of vacated Fortino Street lying between the southerly extensions of the west and east lines of Block 7 to the north line of Block 8, all in The Legacy of Apple Valley North, according to the recorded plat thereof, Dakota County, Minnesota.

Exhibit 10.2

EXHIBIT B
Special Provisions
DEBT SERVICE COVERAGE RATIO METHODOLOGY PROVISIONS
1.Debt Service Coverage Ratio Calculation. The following provisions shall be applicable with respect to the determination and calculation of the Debt Service Coverage Ratio as called for pursuant to the terms of this Agreement:
(a)    Compliance Certificate. At any point in time when Borrower is to provide evidence with respect to the existence or calculation of the Debt Service Coverage Ratio such information shall be provided in the form of a Compliance Certificate to Lender.
(b)    Calculation. The Debt Service Coverage Ratio calculation shall be undertaken for purposes of determining the Amortization Commencement Date and Borrower's compliance with the requirements of Section 2.3 and relative to the Cash Flow Reserve as described on this Exhibit B. The term "Debt Service Coverage Ratio" shall consist of the quotient derived by dividing Net Operating Income (hereinafter defined) by Debt Service Requirements (hereinafter defined), which quotient shall be expressed in decimal place format (e.g., 1.25). Borrower shall provide written evidence and documents to Lender indicating the calculation methodology and backup information for such Debt Service Coverage Ratio and such shall be included in the Compliance Certificate. Lender shall be entitled to request and require such backup documentation as may be required by Lender in order to satisfy itself as to the correct calculation of the Debt Service Coverage Ratio.
(c)    Debt Service Requirements. The term "Debt Service Requirements" shall mean a hypothetical aggregate annual amount of principal and interest obligations which would be borne on the Loan calculated using the following criteria:
(1)    The balance of the Loan for purposes of the Debt Service Coverage Ratio calculation shall be deemed to be the then Outstanding Principal Balance plus any remaining unadvanced portion of the Loan Amount, all as verified by Lender in Lender's sole discretion; and
(2)    the interest rate then being borne on the Loan and monthly payments calculated using a 25‑year (level‑payment, self‑liquidating) payment amortization schedule (taking into account and subtracting therefrom the period of time, if any, which has elapsed from the Amortization Commencement Date to the time of the particular determination), all as determined by Lender.
It is expressly understood and agreed that the Debt Service Requirements as specified hereinabove are provided solely for purposes of the determination of the Debt Service Coverage Ratio and may not equate to Borrower's principal and interest obligations pursuant to the Note for any particular period of time, it being acknowledged and agreed that the payment obligations described in the Note shall govern Borrower's obligations with respect thereto.
(d)    Net Operating Income. The term "Net Operating Income" shall mean the Gross Income less Operating Expenses (as defined below), determined on a cash basis of accounting except as otherwise provided herein. As used herein, the following terms shall have the respective meanings set forth below:

Exhibit 10.2

(1)    Gross Income. The term "Gross Income" shall mean the annual ordinary income, as reasonably determined by Lender, then derived from Borrower's ownership and operation of the Mortgaged Property based upon the then actual trailing twelve (12) month period giving consideration to ordinary and normal seasonal fluctuations in the market in which the Mortgaged Property is located, determined on a cash basis (except as specified herein), including the following: (i) rents by any lessees or tenants of the Mortgaged Property; (ii) rents and receipts received by or for the benefit of Borrower with respect to the full or partial reimbursement of Operating Expenses from any lessee or tenant of the Mortgaged Property; (iii) proceeds received by or for the benefit of Borrower in connection with any rental loss or business interruption insurance with respect to the Mortgaged Property; (iv) any other fees or rents collected by, for or on behalf of Borrower with respect to the leasing and operation of the Mortgaged Property; (v) any refunds of deposits for obtaining, using or maintaining utility services for all or any part of the Mortgaged Property; (vi) interest, if any, earned by Borrower on security and other deposits of, and advance rentals paid by, any lessees or tenants of the Mortgaged Property; and (vii) the amount of any security and other type deposits and advance rentals relating to the Mortgaged Property which have been forfeited; provided, however, for purposes of determining Gross Income, only Rents from Approved Tenant Leases shall be taken into account and only to the extent such Approved Tenant Leases are fully executed.
Notwithstanding anything included within the above definition of Gross Income, there shall be excluded from Gross Income the following: (i) any security or other deposits of lessees and tenants, unless and until the same actually are either applied to actual rentals owed or other charges or fees or forfeited; (ii) the proceeds of any financing or refinancing with respect to all or any part of the Mortgaged Property; (iii) the proceeds of any sale or other capital transaction (excluding leases for occupancy purposes only) of all or any part of the Mortgaged Property; (iv) any insurance or condemnation proceeds paid with respect to the Mortgaged Property, except for rental loss or business interruption insurance; (v) any insurance and condemnation proceeds applied in reduction of the principal of the Note in accordance with the terms of the Lien Instrument or the other Loan Documents; provided, however, nothing set forth herein shall in any manner imply Lender's consent to a sale, refinancing or other capital transaction; (vi) any rentals, reimbursements or other revenues attributable to tenants under leases which are not Approved Tenant Leases or which, due to a bankruptcy or insolvency action, the cessation of tenant operations at the subject leased premises or written notice from any such tenant to Borrower of tenant's intentions with respect to such leased premises, the future rental payment to be made by such tenant appear, in Lender's judgment, to be questionable; (vii) any rentals, reimbursements or other revenues paid by the applicable tenant more than one (1) month in advance; and
(2)    Operating Expenses. The term "Operating Expenses" shall mean the greater of (A) Lender's then current underwritten determination of annual operating expenses for the Mortgaged Property as based on the Approved Operating Budget or otherwise, and (B) those annual amounts actually incurred and paid with respect to the ownership, operation, management, leasing and occupancy of the Mortgaged Property on a trailing 12‑month basis, determined on a cash basis, except as otherwise specified herein, including any and all of the following (but without duplication of any item):
(i)    real property taxes calculated on an accrual basis (and not on the cash basis) of accounting; such accrual accounting for ad valorem taxes shall be based upon taxes actually assessed for the current calendar year, or if such

Exhibit 10.2

assessment for the current calendar year has not been made, then until such assessment has been made (and with any retroactive adjustments for prior calendar months as may ultimately be needed when the actual assessments has been made) annual ad valorem taxes shall be estimated based on the last such assessment for the Mortgaged Property;
(ii)    foreign, U.S., state and local sales, use or other taxes, except for taxes measured by net income;
(iii)    special assessments or similar charges against the Mortgaged Property;
(iv)    costs of utilities, air conditioning and heating for the Mortgaged Property to the extent not directly paid by lessees or tenants;
(v)    maintenance and repair costs for the Mortgaged Property;
(vi)    management fees provided, however, the amount of such management fees which may be charged hereunder shall not be less than the sum of four percent (4.0%) of the Gross Income for each applicable calendar month;
(vii)    all salaries, wages and other benefits to "on‑site" employees of Borrower or Borrower's property manager (excluding all salaries, wages and other benefits of officers and supervisory personnel, and other general overhead expenses of Borrower and Borrower's property manager) employed in connection with the leasing, maintenance and management of the Mortgaged Property;
(viii)    insurance premiums calculated on an accrual basis (and not on the cash basis) of accounting; such accrual accounting for insurance premiums shall be based upon the insurance premiums for the Mortgaged Property which was last billed to Borrower, adjusted to an annualized premium if necessary;
(ix)    an imputed required deposit into the Replacement Reserve of $250 per square foot of the Improvements per year (whether or not any actual deposit into the Replacement Reserve is then required pursuant to this Agreement);
(x)    outside accounting and audit fees and costs and administrative expenses in connection with the direct operation and management of the Mortgaged Property; and
(xi)    any payments, and any related interest thereon, to lessees or tenants of the Mortgaged Property with respect to security deposits or other deposits required to be paid to tenants but only to the extent any such security deposits and related interest thereon have been previously included in Gross Income.
Notwithstanding anything to the contrary as being included in the definition of Operating Expenses, there shall be excluded from Operating Expenses the following: (i) depreciation and any other non‑cash deduction allowed to Borrower for income tax purposes; and (ii) any and all principal, interest or other costs paid under or with respect to the Note or Loan.
ADDITIONAL RESERVES
1.    Replacement Reserve.
(e)    Borrower shall establish and maintain a replacement reserve (the "Replacement Reserve") with Lender as additional security for Borrower's repayment of the Indebtedness and satisfaction of the Obligations. Commencing on the earliest to occur of (i) the Amortization

Exhibit 10.2

Commencement Date, (ii) the depletion of the Tenant Improvements and Leasing Commissions Allocation, or (iii) the first Payment Date after an Event of Default and continuing thereafter on each successive Payment Date until the Maturity Date, including during the Extension Period, if applicable, Borrower shall pay to Lender, concurrently with the monthly payment due under the Note, a deposit to the Replacement Reserve in an amount equal to FOUR THOUSAND EIGHTY-THREE AND NO/100 DOLLARS ($4,083.00).
(f)    The Replacement Reserve is established for the payment of costs and expenses as may be incurred by Borrower for Replacement Reserve Repairs. So long as no Event of Default has occurred and is continuing, (i) all sums in the Replacement Reserve shall be held by Lender in the Replacement Reserve to pay the costs and expenses of Replacement Reserve Repairs, and (ii) Lender shall, to the extent funds are available for such purpose in the Replacement Reserve, disburse to Borrower, as Lender may approve, in Lender's reasonable discretion, amounts paid or incurred by Borrower and performing such Replacement Reserve Repairs within ten (10) days following: (a) the receipt by Lender of a written request from Borrower for a disbursement from the Replacement Reserve and a certification from Borrower to Lender that the applicable item of Replacement Reserve Repair has been completed; (b) the delivery to Lender of invoices, receipts of other evidence verifying the cost of performing such Replacement Reserve Repairs; and (c) in the case of a disbursement request from the Replacement Reserve in excess of $25,000 with respect to any single Replacement Reserve Repair, delivery to Lender of (1) affidavits, lien waivers or other evidence reasonably satisfactory to Lender showing that all materialmen, laborers, subcontractors and any other parties who might or could claim statutory or common law liens and are furnishing or have furnished materials or labor to the Property have been paid all amounts due for labor and materials furnished to the Property; and (2) a new (or amended) certificate of occupancy for the portion of the Improvements covered by such Replacement Reserve Repairs, if said new certificate of occupancy is required by law, or a certification by Borrower that no new certificate of occupancy is required by law. Lender shall not be required or requested to make advances from the Replacement Reserve more frequently than one time in any calendar month. In making any payment from the Replacement Reserve, Lender shall be entitled to rely on such request from Borrower without any inquiry into the accuracy, validity or contestability of any such amount.
(g)    Lender may, at Borrower's expense, make or cause to be made an inspection of the Mortgaged Property to determine the adequacy of the scheduled deposits into the Replacement Reserve and the need, as determined by Lender in its reasonable judgment, for further Replacement Reserve Repairs to the Mortgaged Property. In the event that such inspection reveals that further Replacement Reserve Repairs of the Mortgaged Property are required, then, in addition to any other remedy Lender may be entitled to hereunder, Lender shall provide Borrower with a written description of the required Replacement Reserve Repairs and Borrower shall complete such Replacement Reserve Repairs to the reasonable satisfaction of Lender within ninety (90) days after the receipt of such description from Lender, or such later date as may be approved by Lender in its reasonable discretion. Additionally, Lender may, as a product of any such inspection, require that the amount of the scheduled monthly deposits into the Replacement Reserve described in subsection (a) above be increased in order to accommodate Lender's estimation, in Lender's sole discretion, of the likely increased cost of future Replacement Reserve Repairs. In the event that the amount on deposit and available in the Replacement Reserve is ever inadequate to pay the cost of the Replacement Reserve Repairs, Borrower shall pay the amount of such deficiency.

Exhibit 10.2

2.    Cash Flow Reserve.
(a)    Establishment of Cash Flow Reserve. Borrower shall establish and maintain a Reserve (the "Cash Flow Reserve") with Lender for use and disbursement in accordance with the provisions of this section as additional security for Borrower's repayment of the Indebtedness and satisfaction of the Obligations.
(b)    Other Definitions Applicable to Cash Flow Reserve.
(3)    Cash Flow Reserve Initial Termination Date: The date when the following conditions are all satisfied: (i) no Event of Default has occurred and is continuing, (ii) Stabilization has occurred, and (iii) Borrower has made the first of its Amortizing Principal Reduction Payments together with all contemporaneously required deposits into the Reserves and all other payments then due under the Note and other Loan Documents.
(4)    Cash Flow Sweep Satisfaction Event: The satisfaction of the following two (2) conditions: (i) no Event of Default has occurred and is continuing and (ii) the Debt Service Coverage Ratio of the Mortgaged Property, as determined by Lender, is equal to or greater than 1.25 for three (3) consecutive months.
(5)    Cash Flow Sweep Period: Means the following periods of time: (i) the period from the date hereof to the Cash Flow Reserve Initial Termination Date, and (ii) the period from the occurrence of a Cash Flow Sweep Trigger Event to the occurrence of a Cash Flow Sweep Satisfaction Event.
(6)    Cash Flow Sweep Trigger Event: If at any time after the Cash Flow Reserve Initial Termination Date, either (i) an Event of Default occurs and is continuing or (ii) the Debt Service Coverage Ratio of the Mortgaged Property, as reasonably determined by Lender, is less than 1.10.
(c)    Periodic Deposits. Upon the first (1st) calendar month in which a Net Cash Flow exists and at all times thereafter during any Cash Flow Sweep Period, Borrower shall deposit all Net Cash Flow accruing from the immediately preceding calendar month into the Cash Flow Reserve. Such monthly payment shall be made by Borrower on the tenth (10th) day of each applicable month. The monthly reporting requirements to be provided by Borrower in accordance with Section 5.25 shall include a reconciliation with the Net Cash Flow payment provided by Borrower to Lender pursuant to this provision.
(d)    Disbursements from Cash Flow Reserve. Borrower shall be entitled to a disbursement of some or all of the funds in the Cash Flow Reserve in the following different circumstances:
(1)    With Lender's consent and approval (which consent and approval may be granted or withheld in Lender's sole discretion), for the purpose of paying debt service obligations with respect to the Loan or other operating or capital expenses for the Mortgaged Property as may be approved by Lender;
(2)    All funds then on deposit in the Cash Flow Reserve shall, upon Borrower's request, be disbursed to Borrower upon the occurrence of a Cash Flow Reserve Initial Termination Date;
(3)    In the event, after the occurrence of a Cash Flow Reserve Initial Termination Date, the Cash Flow Reserve is reestablished by virtue of the occurrence of a Cash Flow Sweep Trigger Event, such new balance of the Cash Flow Reserve shall be disbursed to Borrower upon the occurrence of a Cash Flow Sweep Satisfaction Event; provided,

Exhibit 10.2

however, it is recognized that a Cash Flow Sweep Period may exist intermittently throughout the term of the Loan and that Borrower may be entitled, in multiple instances, to lump sum disbursements from the Cash Flow Reserve pursuant to this subsection d(3); and
(4)    Upon Borrower's repayment in full of the Indebtedness and satisfaction of all Obligations, Borrower shall be entitled to a full return of the Cash Flow Reserve.
ECONOMIC INCENTIVES
3.    Acknowledgement of Assignment. By its execution hereof, Borrower acknowledges that, pursuant to the Assignment of Economic Incentives, it is Borrower's intention that any and all current or future Economic Incentive Agreements with respect to all or any portion of the Mortgaged Property and whether for the benefit of Borrower or any Affiliate of Borrower, are to be transferred and assigned to Lender as security for Borrower's payment of the Indebtedness and satisfaction of the Obligations. It is further intended that such assignment include all of Borrower's rights and interests, but not its obligations, in, under and to each of such Economic Incentive Agreements (including, without limitation, the Economic Incentive Payments and any right with respect thereto). To the extent any such rights are held by an Affiliate of Borrower, Borrower shall immediately cause such Affiliate of Borrower to execute appropriate transfer and assignment documents in favor of Lender as Lender may approve so as to effectuate a transfer and assignment of any and all such rights under the Economic Incentive Agreements from such Affiliate to Lender. Borrower shall cause any and all Economic Incentive Payments to be directly paid to Lender in full for application against the Loan. To the extent Borrower or any Affiliate of Borrower should nonetheless receive any such Economic Incentive Payments, Borrower acknowledges that such amounts shall be held in trust for the sole benefit of Lender and that Borrower shall cause such amounts to be immediately tendered to Lender.
4.    Tax Increment Financing. Without limitation to the foregoing, it is expressly agreed and understood that all of Borrower's interest in and to any proceeds from any Tax Increment Financing including, without limitation, the Total Tax Increment Financing Proceeds as and when paid have been assigned to Lender pursuant to the Assignment of Economic Incentives and Borrower hereby covenants to cause such amounts to be directed to Lender as a prepayment against the then Outstanding Principal Balance as such amounts become available.

FONTANA/FORTINO/RETAIL MORTGAGE AND PARTIAL RELEASE
5.    Fontana/Fortino/Retail Mortgage. Borrower shall cause the Fontana/Fortino/Retail Mortgage to be provided to Lender contemporaneously herewith. Borrower expressly covenants and agrees as follows with respect to the Fontana/Fortino/Retail Mortgage: (i) IMH Special is the current fee simple owner of each of the Fontana Parcel, the Fortino Parcel, and the Retail Parcel, and except with respect to the City Mortgage, Lender has been provided a first priority security interest in each of the Fontana, Fortino, and Retail Parcel as security for the Indebtedness and satisfaction of the Obligations, (ii) other than the City Mortgage, Borrower shall not allow any Disposition to occur with respect to any of the Fontana Parcel, the Fortino Parcel, the Retail Parcel or any direct or indirect equity interests of the aforesaid entities, and (iii) Borrower shall, from time to time, as requested by Lender, provide Lender updated title information with respect to any or all of the Fontana Parcel, Fortino Parcel and/or Retail Parcels so as to verify Borrower's compliance with the requirements of this Section 1.
6.    Partial Release. Upon the occurrence of Stabilization and provided the Confessions of Judgment have been fully satisfied and unconditionally released, Lender shall, upon Borrower's satisfaction of the following conditions, provide (i) a full and unconditional release to Borrower of the

Exhibit 10.2

Galante Parcel from the lien of the Lien Instrument, and (ii) a full and unconditional release to IMH Special of the Fontana/Fortino/Retail Mortgage, such that none of the Galante Parcel, the Fontana Parcel, the Fortino Parcel, or Retail Parcel shall be subject to any lien or encumbrance securing the Indebtedness and Obligations (such items (i) and (ii) being herein collectively referred to as the "Partial Release"); provided, however, in order to qualify for the Partial Release, Borrower must further satisfy the following conditions and requirements:
(e)    Borrower's request for a Partial Release shall be given to Lender and accompanied by (i) the legal description of the Galante Parcel, (ii) information necessary to process the request for Partial Release including the name and address of the title company, if any, to whose attention the Parcel Release Instrument (hereinafter defined) should be directed, numbers that should be referenced (order number, loan number) and the date when such Partial Release is to be made, and (iii) such other documents and information concerning such Partial Release as Lender may reasonably request;
(f)    A sum equal to Borrower's reimbursement to Lender of all of Lender's reasonable costs and expenses incurred with respect to processing the subject Parcel Release, shall be tendered to Lender for application in accordance with the terms of the Loan Documents.
(g)    No Event of Default shall have occurred and be then existing;
(h)    Within ten (10) Business Days after receipt of such request, and in accordance with and pursuant to the terms and conditions of this section, Lender shall execute appropriate instruments affecting such Partial Release ("Partial Release Instrument") and deliver same to the title company so specified; provided, however, that all reasonable costs and expenses of Lender associated with such Partial Release (including, but not limited to, Lender's reasonable legal fees) shall be paid by Borrower. Borrower shall also obtain all endorsements to the Title Insurance as may be reasonably required by Lender in connection with such Partial Release of the Galante Parcel;
(i)    The execution and delivery of such Partial Release Instrument shall not affect any of Borrower's obligations under the Loan Documents. The Partial Release Instrument shall be delivered, in escrow, by Lender to the title company so designated, to be held, released, delivered and recorded, in accordance with Lender's escrow instructions, which shall require reimbursement of Lender's reasonable costs and expenses and payment of the cost of any required title endorsement as specified in subsection (c) and subsection (f) above to Lender prior to delivery and recordation of the Partial Release Instrument.
(j)    Simultaneously with the effectuation of the Partial Release, the Galante Parcel shall be conveyed so as to be owned by an entity other than Borrower.
7.    Upon the earlier to occur of (a) the unconditional release of the NWRA Cash Collateral Lien, and (b) the first draw of Loan proceeds after the Initial Advance, Borrower (i) shall have delivered to Lender verification that the Fontana/Fortino/Retail Confessions of Judgment have been fully satisfied and unconditionally released, (ii) caused evidence of the release of the Fontana/Fortino/Retail Confessions of Judgment to be recorded in the real property records of Dakota County, Minnesota, and (iii) shall have obtained and delivered to Lender any endorsements for Title Insurance with respect to the Fontana/Fortino/Retail Mortgage as may be reasonably required by Lender in connection with the release of the Confessions of Judgment.

Exhibit 10.2

EXHIBIT C
Budget
[The Budget immediately follows this cover page.]

	EXHIBIT C
	Budget

SOURCES
Debt		$24,000,000
Land Value		$2,650,000
Initial TIF Proceeds		$488,500
Borrower Cash Equity		$8,329,500
TOTAL SOURCES		$35,468,000

USES
Land (4.9‐acres)		$2,650,000
Deferred Settlement		$1,492,065
Pre‐development Land Costs		$78,299
Construction Costs		$23,620,465
Developer Fee		$941,435
Predevelopment Fee		$269,565
Impact / Connection Fees		$1,383,314
FF&E		$450,000
Architectural / Engineering		$622,616
Marketing		$306,708
Builder's Risk Insurance		$130,000
Closing & Misc. Soft Costs		$134,003
Legal		$88,387
Title Policy		$20,000
Mortgage Broker Fee		$204,000
Loan Fee		$240,000
Taxes & Insurance Allocation		$40,000
Interest Allocation		$900,000
Operating Losses Allocation		$300,000
Contingency Allocation		$1,597,143

TOTAL USES		$35,468,000

Exhibit 10.2

EXHIBIT D

APPROVED LEASING CRITERIA¹

Unit Type	No.	Average	RSF	Monthly	Monthly	Annual Rent	Unit Mix
	Units	Unit Size		Rent/Unit	Rent/SF
1 Bed / 1 Bath ‐ TIF	40	709	28,360	$900	$1.27	$432,000	20%
1 Bed / 1 Bath	32	784	25,088	$1,120	$1.43	$430,080	16%
1 Bed / 1 Bath + Den	8	1,027	8,216	$1,520	$1.48	$145,920	4%
2 Bed / 2 Bath	64	1,155	73,920	$1,600	$1.39	$1,228,800	33%
2 Bed / 2 Bath + Den	12	1,325	15,900	$1,775	$1.34	$255,600	6%
3 Bed / 2 Bath	40	1,388	55,520	$1,825	$1.31	$876,000	20%

Totals / Averages	196	1,056	207,004	1,432	1	3,368,400	100%

¹ Rates are intended to represent averages. Individual units may be leased above or below the above mentioned rates so long as the minimum average rate is maintained.

Exhibit 10.2

EXHIBIT E
Form Compliance Certificate
[The form of Compliance Certificate immediately follows this cover page.]

Exhibit 10.2

[BORROWER'S LETTERHEAD]
[DATE]

Bank of the Ozarks ("Lender")
8201 Preston Road, Suite 700
Dallas, Texas 75225
Attn:______________
COMPLIANCE CERTIFICATE
THIS COMPLIANCE CERTIFICATE (this "Certificate") is dated ___________, 201_, and executed by the undersigned who does depose, state, certify and affirm, as of the date hereof, as follows:
1.Purpose. This certificate is given in connection with that certain $24,000,000.00 loan (the "Loan") made by Bank of the Ozarks ("Lender") to [______________________] (the "Borrower"), in accordance with the terms and provisions of that certain Construction Loan Agreement (the "Loan Agreement"), dated as of ______________, 2014, between Borrower and Lender. Capitalized term used in this Certificate and not otherwise defined herein shall have the meaning ascribed to each such term in the Loan Agreement.
2.Capacity and Authority. The undersigned, ____________________________, is currently the _____________ of [the general partner of] [the managing member of] Borrower and is fully authorized to act in such capacity with respect to the Loan and this Certificate.
3.Debt Service Coverage Ratio. The Debt Service Coverage Ratio is [_.__]. Attached hereto as Exhibit A is the calculation methodology and financial documentation and other backup information for such Debt Service Coverage Ratio calculation, which for this Certificate is being determined in connection with the following [Check all applicable box(s)]:

•	Stabilization

•	Extension Option

•	Cash Flow Sweep Trigger Event

•	Cash Flow Sweep Satisfaction Event

Exhibit 10.2

4.No Material Adverse Change. No material adverse change has occurred since [closing date of the loan], except as described on Exhibit B hereto.
5.No Event of Default. No Event of Default has occurred and is continuing, except as described on Exhibit C hereto.
6.No Waiver. Lender shall not be bound by any determination in this Certificate and any such determination shall not constitute a waiver of Lender's right to make its own determination with respect to the matters set forth in this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 10.2

Name:    ______________, ______________ of __________________________________________

List of Attachments:

Exhibit A – Calculation Methodology and Backup Financial Documentation
Exhibit B – Material Adverse Changes
Exhibit C – Events of Default

Exhibit 10.2

EXHIBIT F
Economic Incentive Agreements

1.
Amended and Restated Development Assistance Agreement by and among IMH Special (“Assignor”), the City of Apple Valley (the “City”) and The Apple Valley Economic Development Authority, Minnesota (the “Authority”) dated August 18, 2014 and intended to be recorded, as amended by that certain First Amendment to the Amended and Restated Development Assistance Agreement by and among Assignor and Borrower dated and effective as of October 9, 2014, and as assigned to Borrower pursuant to each of (A) that certain Partial Assignment of Development Agreement with respect to the Gabella Parcel by and among Assignor and Borrower dated October 9, 2014 (the "Gabella Assignment") and intended to be recorded, and (B) that certain Partial Assignment of Development Agreement with respect to the Galante Parcel by and among Assignor and Borrower dated October 9, 2014 (the "Galante Assignment," and together with the Gabella Assignment, collectively, the "Assignment") and intended to be recorded.

2.	Business Subsidy Agreement by and between Assignor and the Authority dated July 10, 2014 and intended to be recorded, and as assigned to Borrower pursuant to the Assignment.

3.	Phase I Assessment Agreement by and between Assignor and the City dated July 10, 2014 and intended to be recorded, as assigned to Borrower pursuant to the Assignment.

4.
Planned Development Agreement, Parkside Village-Gabella, Parkside Village-Galante by and between Assignor and the City dated July 10, 2014 and intended to be recorded, and as assigned to Borrower pursuant to the Assignment.

5.	Development Agreement between Assignor and the City dated July 10, 2014 and intended to be recorded, and as assigned to Borrower pursuant to the Assignment.

6.
Agreement for Private Installation of Improvements by and between Assignor and the City dated January 24, 2013, as amended by that certain Amendment to Agreement for Private Installation of Improvements between the City and Assignor dated July 10, 2014 and intended to be, and as assigned to Borrower pursuant to the Assignment.

Exhibit 10.2

EXHIBIT G

Fontana Parcel

Lot 1, Block 9 in the Legacy of Apple Valley North, according to the recorded plat thereof, Dakota County, Minnesota.

Exhibit 10.2

EXHIBIT H

Fortino Parcel

Lot 1 and Lot 2, Block 10 in the Legacy of Apple Valley North, according to the recorded plat thereof, Dakota County, Minnesota.

Exhibit 10.2

EXHIBIT I

Retail Parcel

Lot 1, Block 1 in the Legacy of Apple Valley North, according to the recorded plat thereof, Dakota County, Minnesota.